                           Offer to Purchase For Cash

                                      AIMCO

                             AIMCO Properties, L.P.
              is offering to purchase limited partnership units in

                DREXEL BURNHAM LAMBERT REAL ESTATE ASSOCIATES II
                          FOR $146.00 PER UNIT IN CASH


Upon the terms and subject to the conditions          and return all units to the tendering limited
set forth herein, we will accept units                partners. See "The Offer--Section 2.
validly tendered in response to our offer.            Acceptance for Payment and Payment for Units"
Your partnership's agreement of limited               and "Section 17. Conditions of the Offer."
partnership prohibits the transfer of units
that would cause 50% or more of the total             Our offer and your withdrawal rights will
interest in capital and profits of your               expire at midnight, New York City time, on
partnership to be transferred within a                March 16, 2005, unless we extend the
12-month period, when taken together with all         deadline.
other transfers during such 12-month period.
If more than 17,572.22 units are tendered and         You will not pay any partnership transfer
not withdrawn, we will accept for payment and         fees if you tender your units. You will pay
pay for 17,572.22 units so tendered, pro rata         any other fees and costs, including any
according to the number of units so tendered,         transfer taxes.
with appropriate adjustments to avoid
purchases of fractional units. If units are           Our offer price will be reduced by the amount
validly tendered (and not properly withdrawn)         of any distributions subsequently made by
and the purchase of those units would result          your partnership prior to the expiration of
in there being fewer than 320 unitholders in          our offer.
your partnership, we will not purchase any of
the units tendered, terminate the offer,

         SEE "RISK FACTORS" BEGINNING ON PAGE 4 OF THIS OFFER TO PURCHASE FOR A DESCRIPTION OF RISK FACTORS THAT YOU SHOULD CONSIDER IN CONNECTION WITH OUR OFFER, INCLUDING THE FOLLOWING:

o We determined the offer price of $146.00 per unit without any arms-length negotiations. Accordingly, our offer price may not reflect the fair market value of your units.

o Your general partner and the residential property manager are subsidiaries of ours, and the general partner therefore has substantial conflicts of interest with respect to our offer.

o We are making this offer with a view to making a profit and, therefore, there is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price.

o Continuation of your partnership will result in our affiliates continuing to receive management fees from your partnership. Such fees would not be payable if your partnership were liquidated.

o As described in more detail herein, pursuant to your partnership's agreement of limited partnership, limited partners are entitled to an 8% cumulative preferred return on their unrecovered invested capital. As of December 31, 2003, the unpaid preferred return arrearage totaled approximately $9,876,000. Although no assurances can be given that your partnership will be able to make any preferred return payments or, if any such payments are made, when they will be made, a limited partner who tenders his units in the offer will not receive his allocable share of the preferred return arrearage. There can be no assurance that a limited partner would not realize greater value for his units by holding on to his units at this time and waiting for such payments in the future. See "The Offer - Section 13. Certain Information Concerning Your Partnership."

         (Continued on next page)

                                   ----------

         If you decide to accept our offer, you should complete and sign the enclosed acknowledgment and agreement as instructed in the letter of transmittal, which is attached to this offer to purchase as Annex II. The signed acknowledgment and agreement and any other documents required by the letter of transmittal must be mailed or delivered to The Altman Group, Inc., which is acting as Information Agent in connection with our offer, at one of its addresses set forth on the back cover of this offer to purchase. QUESTIONS AND REQUESTS FOR ASSISTANCE OR FOR ADDITIONAL COPIES OF THIS OFFER TO PURCHASE, THE ACKNOWLEDGMENT AND AGREEMENT, OR THE LETTER OF TRANSMITTAL MAY BE DIRECTED TO THE INFORMATION AGENT AT (800) 217-9608.

                                February 16, 2005

(Continued from prior page)

o It is possible that we may conduct a future offer at a higher price, although we have no obligation or current intention to do so.

o For any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of property owned by your partnership.

o The general partner makes no recommendation as to whether you should tender your units.

o If we acquire a substantial number of units, we will increase our ability to influence voting decisions with respect to your partnership and may control such voting decisions, including but not limited to the removal of the general partner of your partnership and most amendments to the partnership agreement.

                     THE INFORMATION AGENT FOR THE OFFER IS:

                             THE ALTMAN GROUP, INC.


         By Mail:                    By Overnight Courier:                      By Hand:


 1275 Valley Brook Avenue        1275 Valley Brook Avenue               1275 Valley Brook Avenue
Lyndhurst, New Jersey 07071    Lyndhurst, New Jersey 07071             Lyndhurst, New Jersey 07071
      (800) 217-9608                  (800) 217-9608                         (800) 217-9608

   By Facsimile:                      By Telephone:

  (201) 460-0050                TOLL FREE (800) 217-9608

                                TABLE OF CONTENTS


                                                                                  Page
                                                                                  ----
SUMMARY TERM SHEET...................................................................1

RISK FACTORS.........................................................................4
   If you tender all of your units, you will not receive the preferred return on your unrecovered invested capital ...................................4
   We did not obtain a third-party valuation or appraisal and did not determine our offer price through arms-length negotiation .....................4
   Our offer price may not represent fair market value...............................4
   Our offer price does not reflect future prospects.................................4
   Our offer price may be less than liquidation value................................4
   Continuation of the partnership; no time frame regarding sale of
      partnership interests or property                                              5
   Holding your units may result in greater future value.............................5
   Your general partner faces conflicts of interest with
      respect to the offer...........................................................5
   Your general partner faces conflicts of interest relating
      to management fees.............................................................5
   Your general partner is not making a recommendation with respect to this offer..................................................................5
   We may make a future offer at a higher price......................................6
   You will recognize taxable gain on a sale of your units and your tax liability may exceed our offer price.......................................6
   If you tender units to us in this offer, you will no longer be entitled to distributions from your partnership................................6
   If we acquire a substantial number of units in this offer, we could control your partnership.................................................6
   You could recognize gain in the event of a reduction in your partnership's liabilities and your tax liability may exceed our offer price................................................................6
   You may be unable to transfer your units for a 12-month period....................7
   We may delay our acceptance of, and payment for, your units.......................7

THE OFFER............................................................................7

   Section 1.  Terms of the Offer; Expiration Date; Proration........................7
   Section 2.  Acceptance for Payment and Payment for Units..........................8
   Section 3.  Procedure for Tendering Units.........................................9
   Section 4.  Withdrawal Rights....................................................11
   Section 5.  Extension of Tender Period; Termination; Amendment;
                 No Subsequent Offering Period......................................12
   Section 6.  Material Federal Income Tax Matters..................................13
   Section 7.  Effects of the Offer.................................................15
   Section 8.  Information Concerning Us and Certain of Our Affiliates..............17
   Section 9.  Background and Reasons for the Offer.................................21
   Section 10. Position of the General Partner of your Partnership with respect to the Offer..........................................25
   Section 11. Conflicts of Interest and Transactions with Affiliates...............27
   Section 12. Future Plans of the Purchaser........................................28
   Section 13. Certain Information concerning your Partnership......................29
   Section 14. Voting Power.........................................................35
   Section 15. Source of Funds......................................................35
   Section 16. Dissenters' Rights...................................................35
   Section 17. Conditions of the Offer..............................................35
   Section 18. Certain Legal Matters................................................38
   Section 19. Fees and Expenses....................................................38

ANNEX I - OFFICERS AND DIRECTORS.....................................................1

ANNEX II - LETTER OF TRANSMITTAL.....................................................1

                               SUMMARY TERM SHEET

         This summary term sheet highlights the most material information regarding our offer, but it does not describe all of the details thereof. We urge you to read this entire offer to purchase, which contains the full details of our offer. We have also included in the summary term sheet references to the sections of this offer to purchase where a more complete discussion may be found.

o THE OFFER. Subject to the terms hereof, we are offering to acquire up to 17,572.22 limited partnership units of DREXEL BURNHAM LAMBERT REAL ESTATE ASSOCIATES II, your partnership, for $146.00 per unit in cash. See "The Offer--Section 1. Terms of the Offer; Expiration Date; Proration", "The Offer--Section 7. Effects of the Offer" and "The Offer--Section 9. Background and Reasons for the Offer--Determination of Offer Price."

o FACTORS IN DETERMINING THE OFFER PRICE. In determining the offer price per unit we principally considered:

         o The per unit liquidation value of your partnership, which we calculated to be $146.00, based on the free cash flow of your partnership for the year ended December 31, 2004, as capitalized using the direct capitalization method and using a capitalization rate of 6.15%.

         o Prices at which units have recently sold to the extent such information is available to us.

         o The absence of a trading market for the units. See "The Offer--Section 9. Background and Reasons for the Offer--Comparison of Offer Price to Alternative
                  Consideration."

o PRORATIONS. If more units than can be purchased under the partnership agreement are tendered and not withdrawn, we will accept for payment and pay for those units so tendered, which do not violate the terms of your partnership agreement, pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within such 12 month period. We are offering to acquire the maximum number of units permissible under your partnership's agreement of limited partnership. See "The Offer--Section
         2. Acceptance for Payment and Payment for Units."

o EXPIRATION DATE. Our offer expires on March 16, 2005, unless extended, and you can tender your units until our offer expires. See "The Offer--Section 1. Terms of the Offer; Expiration Date; Proration."

o RIGHT TO EXTEND THE EXPIRATION DATE. We can extend the offer in our sole discretion, and we will either issue a press release or send you a notice of any such extension. See "The Offer--Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period."

o HOW TO TENDER. To tender your units, complete the accompanying acknowledgment and agreement and send it, along with any other documents required by the letter of transmittal which is attached to this offer to purchase as Annex II, to the Information Agent, The Altman Group, Inc., at one of the addresses set forth on the back of this offer to purchase. See "The Offer--Section 3. Procedure for Tendering Units."

o WITHDRAWAL RIGHTS. You can withdraw your units at any time prior to the expiration of the offer, including any extensions. In addition, you can withdraw your units at any time on or after April 15, 2005 if we have not already accepted units for purchase and payment. See "The Offer--Section 4. Withdrawal Rights."

o HOW TO WITHDRAW. To withdraw your units, you need to send a notice of withdrawal to the Information Agent, identifying yourself and the units to be withdrawn. See "The Offer--Section 4. Withdrawal Rights."

o TAX CONSEQUENCES. Your sale of units in this offer will be a taxable transaction for federal income tax purposes. The consequences to each limited partner may vary and you should consult your tax advisor on the precise tax consequences to you. See "The Offer--Section 6. Material Federal Income Tax Matters."

o AVAILABILITY OF FUNDS. We currently have the necessary cash and a line of credit to consummate the offer. See "The Offer--Section 15. Source of Funds."

o CONDITIONS OF THE OFFER. There are a number of conditions of our offer, including the absence of competing tender offers, the absence of certain changes in your partnership, the absence of certain changes in the financial markets, and there being at least 320 unitholders outstanding upon the consummation of the offer. See "The Offer--Section
         7. Effects of the Offer," and "Section 17. Conditions of the Offer."

o REMAINING AS A LIMITED PARTNER. If you do not tender your units, you will continue to remain a limited partner in your partnership. We have no plans to alter the operations, business or financial position of your partnership or to take your partnership private. See "The Offer--Section 7. Effects of the Offer."

o WHO WE ARE. We are AIMCO Properties, L.P., the main operating partnership of Apartment Investment and Management Company, a New York Stock Exchange listed company. See "The Offer--Section 8. Information Concerning Us and Certain of Our Affiliates." WE AND OUR AFFILIATES CURRENTLY OWN 16,647 UNITS, OR 44.66%, OF THE OUTSTANDING UNITS OF YOUR PARTNERSHIP. IF WE ACQUIRE MORE THAN 1,993.23 UNITS, OR APPROXIMATELY 5.35% OF THE OUTSTANDING LIMITED PARTNER UNITS, WE AND OUR AFFILIATES WILL OWN A MAJORITY OF THE OUTSTANDING LIMITED PARTNER UNITS.

o CONFLICTS OF INTEREST; MANAGEMENT FEES. Our subsidiary receives fees for managing your partnership's residential property and the general partner of your partnership (which is also our subsidiary) is entitled to receive asset management fees and reimbursement of certain expenses involving your partnership and its property. As a result, a conflict of interest exists between continuing the partnership and receiving these fees, and the liquidation of the partnership and the termination of these fees because if your partnership were liquidated, your general partner would not continue to receive the fees it currently receives. However, we are of the opinion that the liquidation of your partnership is not in the best interest of the unitholders and therefore are of the opinion that the fees paid to the general partner would continue even if the offer were not consummated. Although future operating results and sales prices are uncertain, we are of the opinion that the operating performance of your partnership's property may improve in the future. This improvement, should it occur, may result in higher property values. Such values, however, are also a function of capitalization rates in the market and the interest rate environment at the time. However, because your general partner and property manager (which are our subsidiaries) receive fees for managing your partnership and its property, a conflict of interest exists between continuing the partnership and receiving such fees, on the one hand, and the liquidation of the partnership and the termination of such fees, on the other. See "The Offer--Section 11. Conflicts of Interest and Transactions with Affiliates" and "The Offer--Section 13. Certain Information Concerning Your Partnership."

o CERTAIN POSSIBLE PAYMENTS BY YOUR PARTNERSHIP. As described in more detail herein, pursuant to your partnership's agreement of limited partnership, limited partners are entitled to an 8% cumulative preferred return on their unrecovered invested capital. As of December 31, 2003, the unpaid preferred return arrearage totaled approximately $9,876,000. Although no assurances can be given that your partnership will be able to make any preferred return payments or, if any such payments are made, when they will be made, a limited partner who tenders his units in the offer will not receive his allocable share of the preferred return arrearage. There can be no assurance that a limited partner would not realize greater value for his units by holding on to his units at this time and waiting for such payments in the future. See "The Offer - Section 13. Certain Information Concerning Your Partnership."

o NO GENERAL PARTNER RECOMMENDATION. The general partner of your partnership makes no recommendation as to whether you should tender or refrain from tendering your units, and each limited partner should make his or her own decision whether or not to tender. See "The Offer--Section 10. Position of the General Partner of your Partnership with respect to the Offer."

o NO SUBSEQUENT OFFERING PERIOD. We do not intend to have a subsequent offering period after the expiration date of the initial offering period (including any extensions). See "The Offer--Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period."

o ADDITIONAL INFORMATION. For more assistance in tendering your units, please contact our Information Agent at one of the addresses or the telephone number set forth on the back cover page of this offer to purchase.

                                  RISK FACTORS

         Before deciding whether or not to tender any of your units, you should consider carefully the following risks and disadvantages of the offer:

IF YOU TENDER ALL OF YOUR UNITS, YOU WILL NOT RECEIVE THE PREFERRED RETURN ON YOUR UNRECOVERED INVESTED CAPITAL.

As described in more detail herein, pursuant to your partnership's agreement of limited partnership, limited partners are entitled to an 8% cumulative preferred return on their unrecovered invested capital. As of December 31, 2003, the unpaid preferred return arrearage totaled approximately $9,876,000. Although no assurances can be given that your partnership will be able to make any preferred return payments or, if any such payments are made, when they will be made, a limited partner who tenders his units in the offer will not receive his allocable share of the preferred return arrearage. There can be no assurance that a limited partner would not realize greater value for his units by holding on to his units at this time and waiting for such payments in the future. See "The Offer - Section 13. Certain Information Concerning Your Partnership."

WE DID NOT OBTAIN A THIRD-PARTY VALUATION OR APPRAISAL AND DID NOT DETERMINE OUR OFFER PRICE THROUGH ARMS-LENGTH NEGOTIATION.

         We did not base our valuation of the property owned by your partnership on any third-party appraisal or valuation. We established the terms of our offer without any arms-length negotiation. The terms of the offer could differ if they were subject to independent third-party negotiations. It is uncertain whether our offer price reflects the value that would be realized upon a sale of your units to a third party.

OUR OFFER PRICE MAY NOT REPRESENT FAIR MARKET VALUE.

         There is no established or regular trading market for your units, nor is there another reliable standard for determining the fair market value of the units. Our offer price does not necessarily reflect the price that you would receive upon a sale of your units in an open market. Such prices could be higher than our offer price. You should note in particular that since January 1, 2002, we have purchased units in private purchases for up to $104.00 per unit. Also, units of your partnership have been purchased since January 1, 2002 in secondary markets for prices up to $94.00 per unit as reported by The Direct Investments Spectrum (see "Section 9. Background and Reasons for the Offer - Prices on Secondary Markets") and by us in tender offers for prices up to $84.00 per unit (see "Section 9. Background and Reasons for the Offer - Prior Tender Offers").

OUR OFFER PRICE DOES NOT REFLECT FUTURE PROSPECTS.

         Our offer price is based on your partnership's free cash flow for the year ended December 31, 2004. It does not ascribe any value to potential future improvements in the operating performance of your partnership's residential property.

OUR OFFER PRICE MAY BE LESS THAN LIQUIDATION VALUE.

         The actual proceeds obtained from liquidation are highly uncertain and could be more or less than our estimate. Other persons could derive different estimates of the liquidation value. If your partnership were to sell its assets and liquidate, the value of the assets would be determined through negotiations with third parties, who may use different valuation methods to determine the price of your partnership's assets. Neither we nor your partnership have obtained a recent independent, third party appraisal or calculation of the liquidation value of your partnership. Accordingly, our offer price could be higher or lower than the net proceeds that you would realize upon an actual liquidation of your partnership.

CONTINUATION OF THE PARTNERSHIP; NO TIME FRAME REGARDING SALE OF PARTNERSHIP INTERESTS OR PROPERTY.

         Your general partner, which is our subsidiary, is proposing to continue to operate your partnership and not to attempt to liquidate it at the present time. Your partnership's prospectus, pursuant to which units in your partnership were sold, indicated that it was anticipated that the partnership's properties would be sold within three to seven years of their acquisition, provided market conditions permit. The prospectus also indicated that there would be no assurance that the partnership would be able to liquidate and that, unless sooner terminated as provided in the partnership agreement, the existence of the partnership would continue until the year 2032. It is not known when the property owned by your partnership may be sold. The units in the partnership are illiquid, and it may be difficult to sell your investment in the partnership in the future. The general partner of your partnership continually considers whether a property should be sold or otherwise disposed of after consideration of relevant factors, including prevailing economic conditions, availability of favorable financing and tax considerations, with a view to achieving maximum capital appreciation for your partnership. At the current time, the general partner of your partnership is of the opinion that a sale of the property would not be advantageous given market conditions, the condition of the property and tax considerations. In particular, the general partner considered the changes in the local rental market resulting from local economic conditions (such as unemployment, availability of alternative rental properties, vacancy rates, and market rents), the potential for appreciation in the value of a property given current market conditions for the sale of residential properties (that is, the current expected sales price of the properties given current demand for these types of property), and the potential for tax liability to the partners on a sale of property. We do not currently expect that any of your partnership's properties will be sold in the foreseeable future, and we cannot predict when your partnership's property will be sold or otherwise disposed of.

HOLDING YOUR UNITS MAY RESULT IN GREATER FUTURE VALUE.

         Although a liquidation of your partnership is not currently contemplated in the near future, you might receive more value if you retain your units until your partnership is liquidated. At the current time, the general partner of your partnership is of the opinion that a sale of the property would not be advantageous given market conditions, the condition of the property and tax considerations. If your partnership's property was sold in the future and the net proceeds were distributed to the partners of your partnership, the amount of such distribution might exceed our offer price.

YOUR GENERAL PARTNER FACES CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER.

         The general partner of your partnership is our subsidiary and, therefore, has substantial conflicts of interest with respect to our offer. We are making this offer with a view to making a profit. There is a conflict between our desire to purchase your units at a low price and your desire to sell your units at a high price. We determined our offer price without negotiation with any other party, including any general or limited partner.

YOUR GENERAL PARTNER FACES CONFLICTS OF INTEREST RELATING TO MANAGEMENT FEES.

         Because we or our subsidiaries receive fees for managing your partnership and its residential property, a conflict of interest exists between continuing the partnership and receiving such fees, and the liquidation of the partnership and the termination of such fees. Also, a decision of the limited partners of your partnership to remove, for any reason, the general partner of your partnership or the residential property manager of the property owned by your partnership would result in a decrease or elimination of the substantial fees to which it is entitled for services provided to your partnership.

YOUR GENERAL PARTNER IS NOT MAKING A RECOMMENDATION WITH RESPECT TO THIS OFFER.

         The general partner of your partnership makes no recommendation as to whether or not you should tender or refrain from tendering your units. You must make your own decision whether or not to participate in the offer based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units.

WE MAY MAKE A FUTURE OFFER AT A HIGHER PRICE.

         It is possible that we may conduct a future offer at a higher price, although we have no obligation or current intention to do so. Such a decision will depend on, among other things, the performance of the partnership, prevailing economic conditions, and our interest in acquiring additional units.

YOU WILL RECOGNIZE TAXABLE GAIN ON A SALE OF YOUR UNITS AND YOUR TAX LIABILITY MAY EXCEED OUR OFFER PRICE.

         Your sale of units for cash will be a taxable sale, with the result that you will recognize taxable gain or loss measured by the difference between the amount realized on the sale and your adjusted tax basis in the units of limited partnership interest of your partnership you transfer to us. The "amount realized" with respect to a unit of limited partnership interest you transfer to us will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit. The particular tax consequences for you of our offer will depend upon a number of factors related to your tax situation, including your tax basis in the units you transfer to us, whether you dispose of all of your units, and whether you have available suspended passive losses, credits or other tax items to offset any gain recognized as a result of your sale of your units. Therefore, depending on your basis in the units and your tax position, your taxable gain and any tax liability resulting from a sale of units to us pursuant to the offer could exceed our offer price. Because the income tax consequences of tendering units will not be the same for everyone, you should consult your own tax advisor to determine the tax consequences of the offer to you.

IF YOU TENDER UNITS TO US IN THIS OFFER, YOU WILL NO LONGER BE ENTITLED TO DISTRIBUTIONS FROM YOUR PARTNERSHIP.

         If you tender your units in response to our offer, you will transfer to us all right, title and interest in and to all of the units we accept, and the right to receive all distributions in respect of such units on and after the date on which we accept such units for purchase. Accordingly, for any units that we acquire from you, you will not receive any future distributions from operating cash flow of your partnership or upon a sale or refinancing of the property owned by your partnership.

IF WE ACQUIRE A SUBSTANTIAL NUMBER OF UNITS IN THIS OFFER, WE COULD CONTROL YOUR PARTNERSHIP.

         Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partner. Because the general partner of your partnership is our subsidiary, we control the management of your partnership. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including the removal of the general partner, most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. We and our affiliates own 16,647 units, or approximately 44.66%, of the outstanding limited partner units of your partnership. If we acquire more than an additional 1,993.23 units, or approximately 5.35% of the outstanding limited partner units, we and our affiliates will own a majority of the outstanding limited partner units and will have the ability to control such votes of the limited partners.

YOU COULD RECOGNIZE GAIN IN THE EVENT OF A REDUCTION IN YOUR PARTNERSHIP'S LIABILITIES AND YOUR TAX LIABILITY MAY EXCEED OUR OFFER PRICE.

         Generally, a decrease in your share of partnership liabilities is treated, for federal income tax purposes, as a deemed cash distribution. Although the general partner of your partnership does not have any current plan or intention to reduce the liabilities of your partnership, it is possible that future economic, market, legal, tax or other considerations may cause the general partner to reduce the liabilities of your partnership. If you retain all or a portion of your units and the liabilities of your partnership were to be reduced, you would be treated as receiving a hypothetical distribution of cash resulting from a decrease in your share of the liabilities of the partnership. Any such hypothetical distribution of cash would be treated as a nontaxable return of capital to the extent of your adjusted tax basis in your units and thereafter as gain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

YOU MAY BE UNABLE TO TRANSFER YOUR UNITS FOR A 12-MONTH PERIOD.

         Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within such 12-month period. During the last 12 months, approximately 3.29% of the total interest in capital and profits of your partnership has been transferred. If additional units are validly tendered and not withdrawn that would cause more than 50% of the total interest in capital and profits of your partnership to be transferred within a 12-month period, we will accept for payment and pay for those units so tendered pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

WE MAY DELAY OUR ACCEPTANCE OF, AND PAYMENT FOR, YOUR UNITS.

         We reserve the right to extend the period of time during which our offer is open and thereby delay acceptance for payment of any tendered units. The offer may be extended up to 90 days from the date of commencement of the offer, and no payment will be made in respect of tendered units until the expiration of the offer and acceptance of units for payment.


                                    THE OFFER

1.  TERMS OF THE OFFER; EXPIRATION DATE; PRORATION

         We are offering to acquire up to 17,572.22 limited partnership units in your partnership for $146.00 per unit in cash, upon the terms and subject to the conditions of the offer. The purchase price per unit will be automatically reduced by the aggregate amount of distributions per unit, if any, made by your partnership on or after the commencement of our offer and prior to the date on which we acquire your units pursuant to our offer. If the offer price is reduced in this manner, we will notify you and, if necessary, we will extend the offer period so that you will have at least ten business days from the date of our notice to withdraw the units.

         If, prior to the expiration date, we increase the consideration offered pursuant to the offer, everyone whose units are accepted in the offer will receive the increased consideration, regardless of whether the units were tendered prior to the increase in offer consideration.

         Upon the terms and subject to the conditions of the offer, we will accept (and thereby purchase) units that are validly tendered on or prior to the expiration date and not withdrawn in accordance with the procedures set forth in "The Offer--Section 4. Withdrawal Rights." For purposes of the offer, the term "expiration date" shall mean midnight, New York City time, on March 16, 2005, unless we in our sole discretion shall have extended the period of time for which the offer is open, in which event the term "expiration date" shall mean the latest time and date on which the offer, as extended by us, shall expire. See "The Offer--Section 5. Extension of Tender Period; Termination; Amendment; No Subsequent Offering Period," for a description of our right to extend the period of time during which the offer is open and to amend or terminate the offer.

         If more units than can be purchased under your partnership agreement are tendered and not withdrawn, we will accept for payment and pay for those units so tendered, which do not violate the terms of your partnership agreement, pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. See "The Offer - Section 2. Acceptance for Payment and Payment for Units."

         The offer is not conditioned upon any minimum number of units being tendered. However, the offer is conditioned on satisfaction of certain conditions, including among other things, there being at least 320 unitholders remaining after our purchase of all units validly tendered and not properly withdrawn prior to the expiration date in accordance with the procedures set forth in "The Offer--Section 4. Withdrawal Rights." See "The Offer--Section 17. Conditions of the Offer," which sets forth in full the conditions of the offer. We reserve the right (but in no event shall we be obligated), in our reasonable discretion, to waive any or all of those conditions. If, on or prior to the expiration date, any or all of the conditions have not been satisfied or waived, we reserve the right to (i) decline to purchase all of the units tendered, terminate the offer and return all tendered units to tendering limited partners,
(ii) waive all the unsatisfied conditions and purchase, subject to the terms of the offer, any and all units validly tendered, (iii) extend the offer and, subject to your withdrawal rights, retain the units that have been tendered during the period or periods for which the offer is extended, or (iv) amend the offer. If we accept any of the units tendered, we will accept all other validly tendered units in accordance with the terms of the offer. For administrative purposes, the transfer of units will be effective as of January 1, 2005. If we waive any material conditions to our offer, we will notify you and, if necessary, we will extend the offer period so that you will have at least five business days from the date of our notice to withdraw your units.

         This offer is being mailed on or about February 16, 2005 to the persons shown by your partnership's records to have been limited partners or, in the case of units owned of record by individual retirement accounts and qualified plans, beneficial owners of units as of February 15, 2005.

2.  ACCEPTANCE FOR PAYMENT AND PAYMENT FOR UNITS.

         Upon the terms and subject to the conditions of the offer, we will purchase, by accepting for payment, and will pay for, units validly tendered promptly after the expiration date. A tendering beneficial owner of units whose units are owned of record by an individual retirement account or other qualified plan will not receive direct payment of the offer price; rather, payment will be made to the custodian of such account or plan. In all cases, payment for units purchased pursuant to the offer will be made only after timely receipt by the Information Agent of a properly completed and duly executed acknowledgment and agreement and other documents required by the letter of transmittal. The purchase price per unit will automatically be reduced by the aggregate amount of distributions per unit, if any, made by your partnership on or after the commencement of our offer and prior to the date on which we acquire your units pursuant to our offer. See "The Offer--Section 3. Procedure for Tendering Units." UNDER NO CIRCUMSTANCES WILL INTEREST BE PAID ON THE OFFER PRICE BY REASON OF ANY DELAY IN MAKING SUCH PAYMENT.

         Your partnership's agreement of limited partnership prohibits any transfer of an interest if such transfer, together with all other transfers during the preceding 12 months, would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within such 12-month period. During the last 12 months, approximately 3.29% of the total interest in capital and profits of your partnership has been transferred. If additional units are validly tendered and not withdrawn that would cause more than 50% of the total interest in capital and profits of your partnership to be transferred within a 12-month period, we will accept for payment and pay for those units so tendered pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. If we acquire a significant percentage of the interest in your partnership, you may not be able to transfer your units for a 12-month period following our offer.

         If the number of units validly tendered and not properly withdrawn on or prior to the expiration date is less than or equal to 17,572.22, the maximum number we can purchase under the partnership agreement, we will purchase all units so tendered and not withdrawn, upon the terms and subject to the conditions of the offer. But if more units than can be purchased under the partnership agreement are so tendered and not withdrawn (more than 17,572.22 units), we will accept for payment and pay for those units so tendered which do not violate the terms of your partnership agreement, pro rata according to the number of units so tendered, adjusted by rounding down to the nearest whole number of units tendered by each unitholder to avoid purchases of fractional units, as appropriate.

         If proration of tendered units is required, then, subject to our obligation under Rule 14e-1(c) under the Securities Exchange Act of 1934, as amended (the "Exchange Act"), to pay limited partners the purchase price in respect of units tendered or return those units promptly after termination or withdrawal of the offer, we do not intend to pay for any units accepted for payment pursuant to the offer until the final proration results are known. Notwithstanding any such delay in payment, no interest will be paid on the offer price.

         For purposes of the offer, we will be deemed to have accepted for payment pursuant to the offer, and thereby purchased, validly tendered units, if, as and when we give verbal or written notice to the Information Agent of our acceptance of those units for payment pursuant to the offer. Payment for units accepted for payment pursuant to the offer will be made through the Information Agent, which will act as agent for tendering limited partners for the purpose of receiving cash payments from us and transmitting cash payments to tendering limited partners.

         If any tendered units are not accepted for payment by us for any reason, the acknowledgment and agreement with respect to such units not purchased may be destroyed by the Information Agent or us or returned to you. You may withdraw tendered units until the expiration date (including any extensions). In addition, if we have not accepted units for payment by April 15, 2005, you may then withdraw any tendered units. After the expiration date, the Information Agent may, on our behalf, retain tendered units, and those units may not be otherwise withdrawn, if, for any reason, acceptance for payment of, or payment for, any units tendered pursuant to the offer is delayed or we are unable to accept for payment, purchase or pay for units tendered pursuant to the offer. Any such action is subject, however, to our obligation under Rule 14e-1(c) under the Exchange Act to pay you the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         We reserve the right to transfer or assign, in whole or in part, to one or more of our affiliates, the right to purchase units tendered pursuant to the offer, but no such transfer or assignment will relieve us of our obligations under the offer or prejudice your rights to receive payment for units validly tendered and accepted for payment pursuant to the offer.

3.  PROCEDURE FOR TENDERING UNITS.

         VALID TENDER. To validly tender units pursuant to the offer, a properly completed and duly executed acknowledgment and agreement and any other documents required by the letter of transmittal attached as Annex II must be received by the Information Agent, at one of its addresses set forth on the back cover of this offer to purchase, on or prior to the expiration date. You may tender all or any portion of your units. No alternative, conditional or contingent tenders will be accepted.

         SIGNATURE REQUIREMENTS. If the acknowledgment and agreement is signed by the registered holder of a unit and payment is to be made directly to that holder, then no signature guarantee is required on the acknowledgment and agreement. Similarly, if a unit is tendered for the account of a member firm of a registered national securities exchange, a member of the National Association of Securities Dealers, Inc. or a commercial bank, savings bank, credit union, savings and loan association or trust company having an office, branch or agency in the United States (each an "Eligible Institution"), no signature guarantee is required on the acknowledgment and agreement. However, in all other cases, all signatures on the acknowledgment and agreement must be guaranteed by an Eligible Institution.

         In order for you to tender in the offer, your units must be validly tendered and not withdrawn on or prior to the expiration date.

         THE METHOD OF DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

         APPOINTMENT AS PROXY; POWER OF ATTORNEY. By executing the acknowledgment and agreement, you are irrevocably appointing us and our designees as your proxy, in the manner set forth in the acknowledgment and agreement and each with full power of substitution, to the fullest extent of your rights with respect to the units tendered by you and accepted for payment by us. Each such proxy shall be considered coupled with an interest in the tendered units. Such appointment will be effective when, and only to the extent that, we accept the tendered units for payment. Upon such acceptance for payment, all prior proxies given by you with respect to the units will, without further action, be revoked, and no subsequent proxies may be given (and if given will not be effective). We and our designees will, as to those units, be empowered to exercise all voting and other rights as a limited partner as we, in our sole discretion, may deem proper at any meeting of limited partners, by written consent or otherwise. We reserve the right to require that, in order for units to be deemed validly tendered, immediately upon our acceptance for payment of the units, we must be able to exercise full voting rights with respect to the units, including voting at any meeting of limited partners and/or limited partners then scheduled or acting by written consent without a meeting. By executing the acknowledgment and agreement, you agree to execute all such documents and take such other actions as shall be reasonably required to enable the units tendered to be voted in accordance with our directions. The proxy and power of attorney granted by you to us will remain effective and be irrevocable for the maximum period permitted by applicable law.

         By executing the acknowledgment and agreement, you also irrevocably constitute and appoint us and our designees as your attorneys-in-fact, each with full power of substitution, to the full extent of your rights with respect to the units tendered by you and accepted for payment by us. Such appointment will be effective when, and only to the extent that, we pay for your units and will remain effective and be irrevocable for the maximum period permitted by applicable law. You will agree not to exercise any rights pertaining to the tendered units without our prior consent. Upon such payment, all prior powers of attorney granted by you with respect to such units will, without further action, be revoked, and no subsequent powers of attorney may be granted (and if granted will not be effective). Pursuant to such appointment as attorneys-in-fact, we and our designees each will have the power, among other things, (i) to transfer ownership of such units on the partnership books maintained by your general partner (and execute and deliver any accompanying evidences of transfer and authenticity it may deem necessary or appropriate in connection therewith), (ii) upon receipt by the Information Agent of the offer consideration, to become a substituted limited partner, to receive any and all distributions made by your partnership on or after the date on which we acquire such units, and to receive all benefits and otherwise exercise all rights of beneficial ownership of such units in accordance with the terms of our offer, (iii) to execute and deliver to the general partner of your partnership a change of address form instructing the general partner to send any and all future distributions to which we are entitled pursuant to the terms of the offer in respect of tendered units to the address specified in such form, and (iv) to endorse any check payable to you or upon your order representing a distribution to which we are entitled pursuant to the terms of our offer, in each case in your name and on your behalf.

         ASSIGNMENT OF INTEREST IN FUTURE DISTRIBUTIONS. By executing the acknowledgment and agreement, you will irrevocably sell, assign, transfer, convey and deliver to us and our assigns all of your right, title and interest in and to such units tendered that are accepted for payment pursuant to the offer, including, without limitation, (i) all of your interest in the capital of your partnership, and interest in all profits, losses and distributions of any kind to which you shall at any time be entitled in respect of your ownership in the units, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation, damages paid in connection with any existing or future litigation and all other distributions and payments made from and after the effective date, in respect of the units tendered by you and accepted for payment and thereby purchased by us;
(ii) all other payments, if any, due or to become due to you in respect of the units, under or arising out of your partnership's agreement of limited partnership or any agreement pursuant to which the units were sold (the "Purchase Agreement"), whether as contractual obligations, damages, insurance proceeds, condemnation awards or otherwise; (iii) all of your claims, rights, powers, privileges, authority, options, security interests, liens and remedies, if any, under or arising out of your partnership's agreement of limited partnership, the Purchase Agreement or your ownership of the units, including, without limitation, any and all voting rights, rights of first offer, first refusal or similar rights, and rights to be substituted as a limited partner of your partnership; and (iv) all of your past, present and future claims, if any, whether on behalf of your partnership, individually or on behalf of a putative class (including without limitation any claims against limited partners of the partnership, the general partner(s) and/or any affiliates thereof), under, arising out of or related to your partnership's agreement of limited partnership, the Purchase Agreement, your status as a limited partner, the terms or conditions of this offer, the management of your partnership, monies loaned or advanced, services rendered to your partnership or its partners, or any other claims arising out of or related to your ownership of the units. If, after the unit is accepted for payment and purchased by us, you receive any distribution from any source and of any nature, including, without limitation, distributions in the ordinary course, distributions from sales of assets, distributions upon liquidation, winding-up or dissolution, payments in settlement of existing or future litigation and all other distributions and payments, from your partnership in respect of such unit, you will agree to forward promptly such distribution to us.

         DETERMINATION OF VALIDITY; REJECTION OF UNITS; WAIVER OF DEFECTS; NO OBLIGATION TO GIVE NOTICE OF DEFECTS. All questions as to the validity, form, eligibility (including time of receipt) and acceptance for payment of any tender of units pursuant to our offer will be determined by us, in our reasonable discretion, which determination shall be final and binding on all parties. We reserve the absolute right to reject any or all tenders of any particular unit determined by us not to be in proper form or if the acceptance of or payment for that unit may, in the opinion of our counsel, be unlawful. We also reserve the absolute right to waive any defect or irregularity in any tender with respect to any particular unit of any particular limited partner, and to waive or amend any of the conditions of the offer that we are legally permitted to waive or amend as to the tender of any particular unit, provided that if we waive or amend any condition with respect to one unit, we will waive or amend such condition as to all units. Our interpretation of the terms and conditions of the offer (including the acknowledgment and agreement and the letter of transmittal) will be final and binding on all parties. No tender of units will be deemed to have been validly made unless and until all defects and irregularities have been cured or waived. Neither we, the Information Agent, nor any other person will be under any duty to give notification of any defects or irregularities in the tender of any unit or will incur any liability for failure to give any such notification.

         BACKUP FEDERAL INCOME TAX WITHHOLDING. To prevent the possible application of back-up federal income tax withholding with respect to payment of the offer price, you may have to provide us with your correct taxpayer identification number. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II and "The Offer--Section 6. Material Federal Income Tax Matters."

         STATE AND LOCAL WITHHOLDING. If you tender units pursuant to this offer, we may be required under state or local tax laws to deduct and withhold a portion of the offer price. You should consult your tax advisor concerning whether any state or local withholding would be required on a disposition of your units and whether such amounts may be available to you as a credit on your state or local tax returns.

         FIRPTA WITHHOLDING. To prevent the withholding of federal income tax in an amount equal to 10% of the amount realized on the disposition (the amount realized is generally the offer price plus the partnership liabilities allocable to each unit purchased), you must certify that you are not a foreign person if you tender units. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II and "The Offer--Section
6. Material Federal Income Tax Matters."

         TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder of units or any person) payable on account of the transfer of units will be deducted from the purchase price unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

         BINDING AGREEMENT. A tender of a unit pursuant to any of the procedures described above and the acceptance for payment of such unit will constitute a binding agreement between the tendering limited partner and us on the terms set forth in this offer to purchase and the related acknowledgment and agreement and letter of transmittal.

4.  WITHDRAWAL RIGHTS.

         You may withdraw your tendered units at any time prior to the expiration date, including any extensions thereof, or on or after April 15, 2005 if the units have not been previously accepted for payment.

         For a withdrawal to be effective, a written notice of withdrawal must be timely received by the Information Agent at one of its addresses set forth on the back cover of the offer to purchase. Any such notice of withdrawal must specify the name of the person who tendered, the number of units to be withdrawn and the name of the registered holder of such units, if different from the person who tendered. In addition, the notice of withdrawal must be signed by the person who signed the acknowledgment and agreement in the same manner as the acknowledgment and agreement was signed.

         If purchase of, or payment for, a unit is delayed for any reason, or if we are unable to purchase or pay for a unit for any reason, then, without prejudice to our rights under the offer, tendered units may be retained by the Information Agent; subject, however, to our obligation, pursuant to Rule 14e-1(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of our offer.

         Any units properly withdrawn will thereafter be deemed not to have been validly tendered for purposes of our offer. However, withdrawn units may be re-tendered at any time prior to the expiration date by following the procedures described in "The Offer--Section 3. Procedure for Tendering Units."

         All questions as to the validity and form (including time of receipt) of notices of withdrawal will be determined by us in our reasonable discretion, which determination will be final and binding on all parties. Neither the Information Agent, any other person, nor we will be under any duty to give notification of any defects or irregularities in any notice of withdrawal or incur any liability for failure to give any such notification.

5. EXTENSION OF TENDER PERIOD; TERMINATION; AMENDMENT; NO SUBSEQUENT OFFERING PERIOD.

         We expressly reserve the right, in our reasonable discretion (i) to extend the period of time during which our offer is open and thereby delay acceptance for payment of, and the payment for, any unit, (ii) to terminate the offer and not accept any units not theretofore accepted for payment or paid for if any of the conditions of the offer are not satisfied or if any event occurs that might reasonably be expected to result in a failure to satisfy such conditions, (iii) upon the occurrence of any of the conditions specified in "The Offer--Section 17. Conditions of the Offer," to delay the acceptance for payment of, or payment for, any units not already accepted for payment or paid for, and
(iv) to amend our offer in any respect (including, without limitation, by increasing or decreasing the consideration offered, increasing or decreasing the units being sought, or both). We will not assert any of the conditions to the offer (other than those relating to necessary governmental approvals) subsequent to the expiration of the offer, and we will not delay payment subsequent to the expiration of the offer other than in anticipation of receiving necessary government approvals. Notice of any such extension, termination or amendment will promptly be disseminated to you in a manner reasonably designed to inform you of such change. In the case of an extension of the offer, the extension may be followed by a press release or public announcement which will be issued no later than 9:00 a.m., New York City time, on the next business day after the scheduled expiration date of our offer, in accordance with Rule 14e-1(d) under the Exchange Act.

         If we extend the offer, or if we delay payment for a unit (whether before or after its acceptance for payment) or are unable to pay for a unit pursuant to our offer for any reason, then, without prejudice to our rights under the offer, the Information Agent may retain tendered units and those units may not be withdrawn except to the extent tendering limited partners are entitled to withdrawal rights as described in "The Offer--Section 4. Withdrawal Rights," subject, however, to our obligation, pursuant to Rule 14e-l(c) under the Exchange Act, to pay the offer price in respect of units tendered or return those units promptly after termination or withdrawal of the offer.

         If we make a material change in the terms of our offer, or if we waive a material condition to our offer, we will extend the offer and disseminate additional tender offer materials to the extent required by Rules 14d-4 and 14e-1 under the Exchange Act. The minimum period during which the offer must remain open following any material change in the terms of the offer, other than a change in price or a change in percentage of securities sought or a change in any dealer's soliciting fee, if any, will depend upon the facts and circumstances, including the materiality of the change, but generally will be five business days. With respect to a change in price or, subject to certain limitations, a change in the percentage of securities sought or a change in any dealer's soliciting fee, if any, a minimum of ten business days from the date of such change is generally required to allow for adequate dissemination to limited partners. Accordingly, if, prior to the expiration date, we increase (other than increases of not more than two percent of the outstanding units) or decrease the number of units being sought, or increase or decrease the offer price, and if the offer is scheduled to expire at any time earlier than the tenth business day after the date that notice of such increase or decrease is first published, sent or given to limited partners, the offer will be extended at least until the expiration of such ten business days. As used in the offer to purchase, "business day" means any day other than a Saturday, Sunday or a Federal holiday, and consists of the time period from 12:01 a.m. through 12:00 midnight, New York City time.

         Pursuant to Rule 14d-11 under the Exchange Act, subsequent offering periods may be provided in tender offers for "any and all" outstanding units of a partnership. A subsequent offering period is an additional period of from three to twenty business days following the expiration date of the offer, including any extensions, in which limited partners may continue to tender units not tendered in the offer for the offer price. Because of the remote possibility that we may purchase fewer than all units tendered, a subsequent offering period is not available to us.

6.  MATERIAL FEDERAL INCOME TAX MATTERS.

         The following is a summary of the material United States federal income tax consequences of the offer to (i) limited partners who tender some or all of their units for cash pursuant to our offer, and (ii) limited partners who do not tender any of their units pursuant to our offer. This discussion is based on the Internal Revenue Code of 1986, as amended (the "Internal Revenue Code"), Treasury Regulations, rulings issued by the Internal Revenue Service (the "IRS"), and judicial decisions, all as of the date of this offer to purchase. All of the foregoing is subject to change or alternative construction, possibly with retroactive effect, and any such change or alternative construction could affect the continuing accuracy of this summary. This summary is based on the assumption that your partnership is operated in accordance with its organizational documents including its certificate of limited partnership and agreement of limited partnership. This summary does not purport to discuss all aspects of federal income taxation which may be important to a particular person in light of its investment or tax circumstances, or to certain types of investors subject to special tax rules (including financial institutions, broker-dealers, insurance companies, and, except to the extent discussed below, tax-exempt organizations and foreign investors, as determined for United States federal income tax purposes), nor (except as otherwise expressly indicated) does it describe any aspect of state, local, foreign or other tax laws. This summary assumes that the units constitute capital assets in the hands of the limited partners (generally, property held for investment). No advance ruling has been or will be sought from the IRS regarding any matter discussed in this offer to purchase. Further, no opinion of counsel has been obtained with regard to the offer.

         THE UNITED STATES FEDERAL INCOME TAX TREATMENT OF A LIMITED PARTNER PARTICIPATING IN THE OFFER DEPENDS IN SOME INSTANCES ON DETERMINATIONS OF FACT AND INTERPRETATIONS OF COMPLEX PROVISIONS OF UNITED STATES FEDERAL INCOME TAX LAW FOR WHICH NO CLEAR PRECEDENT OR AUTHORITY MAY BE AVAILABLE. ACCORDINGLY, YOU SHOULD CONSULT YOUR TAX ADVISOR REGARDING THE UNITED STATES FEDERAL, STATE, LOCAL AND FOREIGN TAX CONSEQUENCES OF SELLING THE INTERESTS IN YOUR PARTNERSHIP REPRESENTED BY YOUR UNITS PURSUANT TO OUR OFFER OR OF A DECISION NOT TO SELL IN LIGHT OF YOUR SPECIFIC TAX SITUATION.

         TAX CONSEQUENCES TO LIMITED PARTNERS TENDERING UNITS FOR CASH. You will recognize gain or loss on a sale of a unit of limited partnership interest of your partnership equal to the difference between (i) your "amount realized" on the sale and (ii) your adjusted tax basis in the unit sold. The "amount realized" will be equal to the sum of the amount of cash received by you for the unit sold pursuant to the offer plus the amount of partnership liabilities allocable to the unit (as determined under Section 752 of the Internal Revenue
Code). Thus, your taxable gain and tax liability resulting from a sale of a unit could exceed the cash received upon such sale.

         ADJUSTED TAX BASIS. If you acquired your units for cash, your initial tax basis in such units was generally equal to your cash investment in your partnership increased by your share of partnership liabilities at the time you acquired such units. Your initial tax basis generally has been increased by (i) your share of partnership income and gains, and (ii) any increases in your share of partnership liabilities, and has been decreased (but not below zero) by (a) your share of partnership cash distributions, (b) any decreases in your share of partnership liabilities, (c) your share of partnership losses, and (d) your share of nondeductible partnership expenditures that are not chargeable to capital. For purposes of determining your adjusted tax basis in your units immediately prior to a disposition of your units, your adjusted tax basis in your units will include your allocable share of partnership income, gain or loss for the taxable year of disposition. If your adjusted tax basis is less than your share of partnership liabilities (e.g., as a result of the effect of net loss allocations and/or distributions exceeding the cost of your unit), your gain recognized with respect to a unit pursuant to the offer will exceed the cash proceeds realized upon the sale of such unit.

         CHARACTER OF GAIN OR LOSS RECOGNIZED PURSUANT TO THE OFFER. Except as described below, the gain or loss recognized by you on a sale of a unit pursuant to the offer generally will be treated as a long-term capital gain or loss if you held the unit for more than one year. Long-term capital gains recognized by individuals and certain other noncorporate taxpayers generally will be subject to a maximum United States federal income tax rate of 15%. If the amount realized with respect to a unit of limited partnership interest of your partnership that is attributable to your share of "unrealized receivables" of your partnership exceeds the tax basis attributable to those assets, such excess will be treated as ordinary income. Among other things, "unrealized receivables" include depreciation recapture for certain types of property. In addition, the maximum United States federal income tax rate applicable to persons who are noncorporate taxpayers for net capital gains attributable to the sale of depreciable real property (which may be determined to include an interest in a partnership such as your units) held for more than one year is currently 25% (rather than 15%) with respect to that portion of the gain attributable to depreciation deductions previously taken on the property. Certain limitations apply to the use of capital losses.

         If you tender a unit of limited partnership interest of your partnership in the offer, you will be allocated a share of partnership taxable income or loss for the year of tender with respect to any units sold. You will not receive any future distributions on units tendered on or after the date on which such units are accepted for purchase and, accordingly, you may not receive any distributions with respect to such accreted income. Such allocation and any partnership cash distributions to you for that year will affect your adjusted tax basis in your unit and, therefore, the amount of your taxable gain or loss upon a sale of a unit pursuant to the offer.

         PASSIVE ACTIVITY LOSSES. The passive activity loss rules of the Internal Revenue Code limit the use of losses derived from passive activities, which generally include investments in limited partnership interests such as your units. An individual, as well as certain other types of investors, generally cannot use losses from passive activities to offset nonpassive activity income received during the taxable year. Passive losses that are disallowed for a particular tax year are "suspended" and may be carried forward to offset passive activity income earned by the investor in future taxable years. In addition, such suspended losses may be claimed as a deduction, subject to other applicable limitations, upon a taxable disposition of the investor's interest in such activity.

         Accordingly, if your investment in your units is treated as a passive activity, you may be able to reduce gain from the sale of your units pursuant to the offer with passive losses in the manner described below. If you sell all or a portion of your units pursuant to the offer and recognize a gain on your sale, you will generally be entitled to use your current and "suspended" passive activity losses (if any) from your partnership and other passive sources to offset that gain. In general, if you sell all or a portion of your units pursuant to the offer and recognize a loss on such sale, you will be entitled to deduct that loss currently (subject to other applicable limitations) against the sum of your passive activity income from your partnership for that year (if any) plus any passive activity income from other sources for that year. If you sell all of your units pursuant to the offer, the balance of any "suspended" losses from your partnership that were not otherwise utilized against passive activity income as described in the two preceding sentences will generally no longer be suspended and will generally therefore be deductible (subject to any other applicable limitations) by you against any other income for that year, regardless of the character of that income. You are urged to consult your tax advisor concerning whether, and the extent to which, you have available "suspended" passive activity losses from your partnership or other investments that may be used to reduce gain from the sale of units pursuant to the offer.

         INFORMATION REPORTING, BACKUP WITHHOLDING AND FIRPTA. If you tender any units, you must report the transaction by filing a statement with your United States federal income tax return for the year of the tender which provides certain required information to the IRS. To prevent the possible application of back-up United States federal income tax withholding with respect to the payment of the offer consideration, you are generally required to provide us with your correct taxpayer identification number. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II.

         Gain realized by a foreign person on the sale of a unit pursuant to the offer will be subject to federal income tax under the Foreign Investment in Real Property Tax Act of 1980. Under these provisions of the Internal Revenue Code, the transferee of an interest held by a foreign person in a partnership which owns United States real property generally is required to deduct and withhold 10% of the amount realized on the disposition. Amounts withheld would be creditable against a foreign person's United States federal income tax liability and, if in excess thereof, a refund could be claimed from the Internal Revenue Service by filing a United States income tax return. See the instructions to the acknowledgment and agreement set forth in the letter of transmittal attached as Annex II.

         STATE AND LOCAL WITHHOLDING. If you tender units pursuant to this offer, we may be required under state or local tax laws to deduct and withhold a portion of the offer price. You should consult your tax advisor concerning whether any state or local withholding would be required on a disposition of your units and whether such amounts may be available to you as a credit on your state or local tax returns.

         TAX CONSEQUENCES TO NON-TENDERING AND PARTIALLY-TENDERING LIMITED PARTNERS. Section 708 of the Internal Revenue Code provides that if there is a sale or exchange of 50% or more of the total interest in capital and profits of a partnership within any 12-month period, such partnership terminates for United States federal income tax purposes. Your partnership's agreement of limited partnership prohibits such a sale or exchange of units. If units are validly tendered and not withdrawn that would cause such a transfer, we will accept for payment and pay for those units so tendered pro rata according to the number of units so tendered, with appropriate adjustments to avoid purchases of fractional units. See "The Offer--Section 2. Acceptance for Payment and Payment for Units." During the last 12 months, approximately 3.29% of the total interest in capital and profits of your partnership have been transferred.

         If your partnership is deemed to terminate for tax purposes, the following federal income tax events will be deemed to occur: the terminated partnership will be deemed to have contributed all of its assets (subject to its liabilities) to a new partnership in exchange for an interest in the new partnership and, immediately thereafter, the old partnership will be deemed to have distributed interests in the new partnership to the remaining limited partners in proportion to their respective interests in the old partnership in liquidation of the old partnership.

         You will not recognize any gain or loss upon such deemed contribution of your partnership's assets to the new partnership or upon such deemed distribution of interests in the new partnership, and your capital account in your partnership will carry over to the new partnership. A termination of your partnership for federal income tax purposes may change (and possibly shorten) your holding period with respect to interests in your partnership that you choose to retain. Gain recognized by you on the disposition of retained units with a holding period of 12 months or less may be classified as short-term capital gain and subject to taxation at ordinary income tax rates.

         A termination of your partnership for federal income tax purposes may also subject the assets of your partnership to longer depreciable lives than those currently applicable to the assets of your partnership. This would generally decrease the annual average depreciation deductions allocable to you for certain years following our offer if you do not tender all of your interests in your partnership (thereby increasing the taxable income allocable to your interests in your partnership each such year), but would have no effect on the total depreciation deductions available over the useful lives of the assets of your partnership. Additionally, upon a termination of your partnership, the taxable year of your partnership will close for federal income tax purposes, which could result in the recognition of partnership income, gain, or loss in an earlier taxable period than such income, gain, or loss would otherwise be reported for income tax purposes had your partnership not terminated.

7.  EFFECTS OF THE OFFER.

         Because the general partner of your partnership is our subsidiary, we have control over the management of your partnership. We also own the company that currently manages the residential property owned by your partnership. In addition, we and our affiliates own 16,647 units, or approximately 44.66%, of the outstanding limited partnership units of your partnership. If we acquire more than 1,993.23 units, or approximately 5.35% of the outstanding limited partnership units pursuant to this offer, we and our affiliates will own more than 50% of the total outstanding limited partnership units. This interest, combined with our control of your partnership's general partner, would allow us to control the outcome of most voting decisions with respect to your partnership. Even if we acquire a lesser number of units pursuant to this offer, we may be able to significantly influence the outcome of most voting decisions with respect to your partnership. In general, we will vote the units owned by us in whatever manner we deem to be in our best interests, which may not be in the interest of other limited partners. This could (1) prevent non-tendering limited partners from taking action that they desire but that we oppose and (2) enable us to take action desired by us but opposed by non-tendering limited partners. We are also affiliated with the company that currently manages, and has managed for some time, the property owned by your partnership. If we acquire a substantial number of units pursuant to this offer, removal of the property manager may become more difficult or impossible.

         DISTRIBUTIONS TO US. If we acquire units in the offer, we will participate in any subsequent distributions to limited partners to the extent of the units purchased.

         PARTNERSHIP STATUS. The rules regarding whether a partnership is treated as a "publicly traded partnership" taxable as a corporation are not certain. We are of the opinion that our purchase of units in accordance with the terms of our offer should not adversely affect the issue of whether your partnership is classified as a partnership for federal income tax purposes, because, taking into account all of the facts and circumstances, the general partner of your partnership believes that the partnership interests in your partnership should not be treated as readily tradable on a secondary market or the substantial equivalent thereof.

         BUSINESS. Our offer will not affect the operation of the property owned by your partnership. We will continue to control the general partner of your partnership and the residential property manager, both of which will remain the same. Consummation of the offer will not affect your agreement of limited partnership, the operations of your partnership, the business and properties owned by your partnership or any other matter relating to your partnership, except it would result in us increasing our ownership of units. We have no current intention of changing the fee structure for your general partner or the manager of your partnership's residential property.

         EFFECT ON TRADING MARKET; REGISTRATION UNDER 12(g) OF THE EXCHANGE ACT. If a substantial number of units are purchased pursuant to the offer, transfers may be limited in the succeeding 12-month period because the partnership agreement prohibits the transfer of units that would cause 50% or more of the total interest in capital and profits of your partnership to be transferred within a 12-month period, when taken together with all other transfers during such 12-month period. During the last 12 months, approximately 3.29% of the total interest in capital and profits of your partnership have been transferred.

         Further, if a substantial number of unitholders tender their units pursuant to our offer, the result will be a reduction in the number of unitholders in your partnership. In the case of certain kinds of equity securities, a reduction in the number of securityholders might be expected to result in a reduction in the liquidity and volume of activity in the trading market for the security. In the case of your partnership, however, there is no established public trading market for the units and, therefore, we are of the opinion that a reduction in the number of limited partners will not materially further restrict your ability to find purchasers for your units through secondary market transactions.

         The units are registered under Section 12(g) of the Exchange Act, which means, among other things, that your partnership is required to file periodic reports with the SEC and to comply with the SEC's proxy rules. We do not expect or intend that consummation of the offer will cause the units to cease to be registered under Section 12(g) of the Exchange Act. If the units were to be held by fewer than 300 persons, your partnership could apply to de-register the units under the Exchange Act. Your partnership currently has 999 unitholders. If units are validly tendered (and not properly withdrawn) and the purchase of those units wouldresult in there being fewer than 320 unitholders in your partnership, we will not purchase any of the units tendered, terminate the offer, and return all tendered units to the tendering limited partners to assure that there is no reasonable likelihood that the partnership would have fewer than 320 unitholders as a result of the offer. See "The Offer--Section 17. Conditions of the Offer."

         COSTS ASSOCIATED WITH BEING A PUBLIC COMPANY. There are various costs associated with being a public company, including costs associated with preparing, auditing and filing periodic reports with the SEC. We estimate these expenses to be approximately $32,000 per year. This represents approximately 30% of the partnership's general and administrative expenses and 2.23% of the partnership's total expenses (based on 2003 expenses of approximately $107,000 and $1,438,000, respectively). In addition, as a result of the Sarbanes-Oxley Act of 2002, we estimate that the costs to the partnership will increase by approximately 10% beginning in 2005. If the partnership were to terminate its registration under the Exchange Act, the estimated cost savings would be approximately $32,000.

         ACCOUNTING TREATMENT. Upon consummation of the offer, we will account for our investment in any acquired units under the purchase method of accounting. There will be no effect on the accounting treatment of your partnership as a result of the offer.

8.  INFORMATION CONCERNING US AND CERTAIN OF OUR AFFILIATES.

         GENERAL. We are AIMCO Properties, L.P., a Delaware limited partnership. Together with our subsidiaries, we conduct substantially all of the operations of AIMCO. AIMCO is a self-administered and self-managed real estate investment trust (a "REIT") engaged in the acquisition, ownership, management and redevelopment of apartment properties. As of September 30, 2004, AIMCO owned or managed a real estate portfolio of 1,546 apartment properties containing 271,859 apartment units located in 47 states, the District of Columbia and Puerto Rico. We serve approximately one million residents per year.

         AIMCO owns an equity interest in, and consolidates the majority of, the properties in its owned real estate portfolio. These properties represent the consolidated real estate holdings in its financial statements ("consolidated properties"). In addition, AIMCO has an equity interest in, but does not consolidate, certain properties that are accounted for under the equity method. These properties represent the investment in unconsolidated real estate partnerships in its financial statements ("unconsolidated properties"). Additionally, AIMCO manages (both property and asset) but does not own an equity interest in other properties, although in certain cases AIMCO may indirectly own generally less than one percent of the operations of such properties through a partnership syndication or other fund. The equity holdings and managed properties are as follows as of September 30, 2004:


                                                   Total Portfolio
                                                ---------------------
                                                Properties     Units
                                                ----------    -------
Consolidated properties (of which AIMCO
manages 172,748 units)                                693     172,900
Unconsolidated properties (of which AIMCO
manages 44,944 units)                                 371      51,474
Property managed for third parties                     73       8,191
Asset managed for third parties                       409      39,294
                                                  -------     -------
Total                                               1,546     271,859
                                                  =======     =======

         Our general partner is AIMCO-GP, Inc., a Delaware corporation, which is a wholly owned subsidiary of AIMCO. Our principal executive offices are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237. Our telephone number is (303) 757-8101.

         The names, positions and business addresses of the directors and executive officers of AIMCO and your general partner (which is our subsidiary), as well as a biographical summary of the experience of such persons for the past five years or more, are set forth on Annex I attached hereto and are incorporated herein by reference.

         We and AIMCO are both subject to the information and reporting requirements of the Exchange Act and, in accordance therewith, file reports and other information with the Securities and Exchange Commission (the "SEC") relating to our business, financial condition and other matters, including the complete financial statements summarized below. Such reports and other information may be inspected at the public reference facilities maintained by the SEC at Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549. Copies of such material can also be obtained from the Public Reference Room of the SEC in Washington, D.C. at prescribed rates. The SEC also maintains a site on the World Wide Web at http://www.sec.gov that contains reports, proxy and information statements and other information regarding registrants that file electronically with the SEC. In addition, information filed by AIMCO with the New York Stock Exchange may be inspected at the offices of the New York Stock Exchange at 20 Broad Street, New York, New York 10005.

         For more information regarding AIMCO and AIMCO Properties, please refer to our respective Annual Reports on Form 10-K for the year ended December 31, 2003 and our respective Quarterly Reports on Form 10-Q for the quarterly periods ended March 31, 2004, June 30, 2004, and September 30, 2004 (particularly the management's discussion and analysis of financial condition and results of operations) and other reports and documents we have filed with the SEC.

         Except as described in "The Offer--Section 9. Background and Reasons for the Offer", and "The Offer--Section 11. Conflicts of Interest and Transactions with Affiliates" and "The Offer--Section 13. Certain Information concerning your Partnership--Beneficial Ownership of Interests in your Partnership," neither we nor, to the best of our knowledge, any of the persons listed on Annex I attached hereto, (i) beneficially own or have a right to acquire any units, (ii) has effected any transaction in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss or the giving or withholding of proxies. Neither we nor our affiliates intend to tender any units beneficially owned in this offer.

         SUMMARY SELECTED FINANCIAL INFORMATION FOR AIMCO PROPERTIES. Certain financial information relating to AIMCO Properties is hereby incorporated by reference to the audited financial statements for AIMCO Properties' 2001 through 2003 fiscal years set forth in Part II, Item 6 of AIMCO Properties' Annual Report on Form 10-K for the fiscal year ended December 31, 2003 filed with the SEC on March 15, 2004 (the "2003 10-K") and the unaudited financial statements for the quarter ended September 30, 2004 filed with the SEC on November 8, 2004 (the "2004 10-Q"). These reports may be inspected at, and copies may be obtained from the same places and in the manner set forth above.

         Set forth below is certain selected consolidated financial information relating to AIMCO Properties and its subsidiaries which has been derived from the financial statements contained in the 2003 10-K and the 2004 10-Q. More comprehensive financial information is included in the 2003 10-K, the 2004 10-Q and other documents filed by AIMCO Properties with the SEC. The financial information that follows is qualified in its entirety by reference to these reports and other documents, including the financial statements and related notes contained therein, which may be obtained as provided below.


                                                For the Nine Months Ended                        For the Year Ended
                                                      September 30,                                 December 31,
                                              ------------------------------      ------------------------------------------------
                                                  2004            2003 (1)         2003 (2)(3)        2002 (3)          2001 (3)
                                              ------------      ------------      ------------      ------------      ------------
                                                                  (Dollars in thousands, except per unit data)
                                                        (Unaudited)
Total revenues                                $  1,087,794      $  1,044,191      $  1,516,283      $  1,387,831      $  1,273,037
Total expenses                                     827,616           715,790         1,059,350           889,372           878,734
Income before minority interest,
discontinued operations and cumulative
effect of change in accounting principle            28,228            66,122            80,551           201,479           143,953
Income from continuing operations                   35,124            62,856            78,490           186,924           107,117
Income from discontinued operations                181,999            73,471            99,378            19,278            13,947
Cumulative effect of change in accounting
principle                                           (3,957)               --                --                --                --
Net income                                         213,166           136,327           177,868           206,202           121,064


Earnings per common unit - basic:
 (Loss) income from continuing operations
 (net of preferred distributions)             $      (0.36)            (0.18)     $      (0.24)     $       0.81      $       0.08
 Net income attributable to
 common unitholders                                   1.35              0.52              0.71              1.00              0.25
Earnings per common unit - diluted:
 (Loss) income from continuing operations
 (net of preferred distributions)                    (0.36)            (0.18)            (0.24)             0.80              0.08
 Net income attributable to
 common unitholders                                   1.35              0.52              0.71              0.99              0.25
Dividends declared per common unit                    1.80              2.24              2.84              3.28              3.16


Real estate, net of accumulated
depreciation                                  $  8,651,861      $  8,887,140      $  8,155,916      $  8,615,287      $  6,330,521
Total assets                                    10,196,723        10,194,026        10,109,631        10,355,329         8,200,526
Total indebtedness                               6,003,100         6,334,785         5,739,336         6,021,990         4,420,399
Partners' capital                                3,247,454         3,233,805         3,174,815         3,576,083         3,080,071


Cash provided by operating activities         $    302,638      $    404,055      $    430,258      $    496,670      $    491,846

Cash provided by (used in)
investing activities                               219,410           157,638           313,164          (873,832)         (140,638)

Cash (used in) provided by
financing activities                              (513,910)         (531,163)         (728,543)          398,637          (430,245)


Funds from operations available to
common unitholders - diluted (4)              $    220,230      $    273,501      $    349,108      $    498,589      $    528,655
Weighted average number of common units,
common units equivalents and dilutive
preferred securities outstanding                   106,054           108,941           108,151           109,538           102,147

----------

(1) Beginning with the first quarter of 2004, AIMCO Properties modified the presentation of its consolidated statements of income. The presentation of the statements of income for the nine months ended September 30, 2003 has also been modified to conform with this new format. These presentation changes do not affect the accounting treatment of amounts reported, only their classification within the statement of income.

(2) Certain reclassifications have been made to real estate, net of accumulated depreciation, total assets and total indebtedness in the 2003 balance sheet to conform to presentation changes made in AIMCO Properties' Form 10-Q for the quarter ended September 30, 2004. These reclassifications primarily represent changes related to certain intercompany eliminations and the treatment of discontinued operations.

(3) Certain reclassifications have been made to the 2002 and 2001 amounts to conform to the 2003 presentation. These reclassifications primarily represent presentation changes related to discontinued operations resulting from the 2002 adoption of Statement of Financial Accounting Standard No. 144. The amounts reported for 2003 (except for Real Estate, net of accumulated depreciation, Total assets and Total indebtedness), 2002 and 2001 are from the audited financial statements in AIMCO Properties' Form 10-K for the year December 31, 2003 and have not been reclassified for discontinued operations throughout 2004.

                  Our management believes that the presentation of funds from operations or "FFO", when considered with the financial date determined in accordance with generally accepted accounting principles, provides a useful measure of performance. However, FFO does not represent cash flow and is not necessarily indicative of cash flow or liquidity available to us, nor should it be considered as an alternative to net income or as an indicator of operating performance. The Board of Governors of the National Association of Real Estate Investment Trusts ("NAREIT") defines FFO as net income (loss), computed in accordance with generally accepted accounting principles, excluding gains and losses from extraordinary items and disposals from discontinued operations, net of related income taxes, plus real estate related depreciation and amortization (excluding amortization of financing costs), including depreciation for unconsolidated partnership, joint ventures and discontinued operations. We calculate FFO based on the NAREIT definition, plus amortization of intangibles, plus distributions to minority partners in excess of income, and less dividends on preferred units. We calculate FFO (diluted) by adding back the interest expenses and preferred distribution relating to convertible securities whose conversion is dilutive to FFO. Our management believes that the presentation of FFO provides investors with industry-accepted measurements which help facilitate an understanding of our ability to make required dividend payments, capital expenditures and principal payments on our debt. There can be no assurance that our basis of computing FFO is comparable with that of other REITs. The following is a reconciliation of net income to funds from operations:

                                                     For the Nine Months Ended               For the Year Ended
                                                          September 30,                         December 31,
                                                     -------------------------      ---------------------------------------
                                                        2004           2003           2003           2002           2001
                                                      ---------      ---------      ---------      ---------      ---------
                                                                              (Amounts in thousands)
                                                             (Unaudited)
NET INCOME ATTRIBUTABLE TO COMMON UNITHOLDERS (A)     $ 140,691      $  54,219      $  74,242      $  98,556      $  20,930
Adjustments:
  Depreciation and amortization (net of
  minority  partners' interest for years ended
  December 31, 2003, 2002 and 2001)                     265,981        245,305        304,957        245,351        313,842
  Depreciation and amortization related to
  non-real estate assets                                (13,481)       (15,639)           (D)            (D)            (D)
  Depreciation of rental property related to
  minority partners' interest (B)                       (32,132)       (21,206)           (D)            (D)            (D)
  Depreciation of rental property related to
  unconsolidated properties                              17,116         19,331         25,817         33,549         57,506
  (Gain) Loss on dispositions of real estate
  related to unconsolidated entities and land            (5,763)        (2,209)        (3,178)        22,362        (15,005)
  Deficit distributions to minority partners             14,907         20,928         22,672         26,979         46,359
  Income tax arising from disposals                          --             --             --             --          3,202
  Cumulative effect of change in accounting
  principle                                               3,957             --             --             --             --
  Discontinued operations:
    Depreciation of rental property, net of
    minority partners' interest (B)                      12,075         29,702         14,906         29,192         34,522
    Gain on dispositions of real estate,
    net of minority partners' interest (B)             (196,066)       (67,459)      (101,849)        (4,374)            --
    (Recovery of deficit distributions) deficit
    distributions to minority partners                   (3,308)        (4,076)       (10,718)         1,401          1,342
    Income tax arising from disposals                    13,235          5,112         12,134          2,507             --
  Preferred OP Unit distributions                        70,289         74,463         95,981        107,646        100,134
  Redemption related preferred OP Unit
  issuance costs                                          2,186          7,645          7,645             --             --
                                                      ---------      ---------      ---------      ---------      ---------
FUNDS FROM OPERATIONS                                 $ 289,687      $ 346,116      $ 442,609      $ 563,169      $ 562,832
Preferred OP Unit distributions                         (70,289)       (74,463)       (95,981)      (107,646)      (100,134)
Redemption related preferred OP Unit
issuance costs                                           (2,186)        (7,645)        (7,645)            --             --
Distributions on dilutive preferred
securities                                                3,018          8,752          9,138         41,905         64,389
Interest expense on mandatorily redeemable
convertible preferred securities                             --            741            987          1,161          1,568
                                                      ---------      ---------      ---------      ---------      ---------
Funds from Operations attributable to common
unitholders - diluted                                 $ 220,230      $ 273,501      $ 349,108      $ 498,589      $ 528,655
                                                      =========      =========      =========      =========      =========
WEIGHTED AVERAGE NUMBER OF COMMON
UNITS, COMMON UNIT EQUIVALENTS AND
DILUTIVE PREFERRED SECURITIES
OUTSTANDING:
    Common unit and equivalents (C)                     104,335        104,844        104,861         99,168         84,960
    Dilutive preferred securities                         1,719          4,097          3,290         10,370         17,187
                                                                                    ---------      ---------      ---------
       Total                                            106,054        108,941        108,151        109,538        102,147
                                                      =========      =========      =========      =========      =========

-----------------

(A) Represents numerator for earnings per common unit calculated in accordance with GAAP.

(B) "Minority partners' interest," as referenced in this line item and others in this presentation means minority interest in AIMCO Properties' consolidated real estate partnerships.

(C) Represents denominator for earnings per common unit - diluted, calculated in accordance with GAAP.

(D) Not shown as separate amounts in presentation included in the December 31, 2003 Form 10-K.


9.  BACKGROUND AND REASONS FOR THE OFFER.

         GENERAL. We are in the business of acquiring direct and indirect interests in apartment properties such as the properties owned by your partnership. Our offer provides us with an opportunity to increase our ownership interest in your partnership's property while providing you and other investors with an opportunity to liquidate your current investment.

         BACKGROUND. On October 1, 1998, AIMCO merged (the "Insignia Merger") with Insignia Financial Group, Inc. ("Insignia"). As a result of the Insignia Merger, AIMCO acquired approximately 51% of the outstanding common shares of beneficial interest of Insignia Properties Trust ("IPT"). Through the Insignia Merger, AIMCO also acquired a majority ownership interest in the entity that manages the residential properties owned by your partnership. On October 31, 1998, IPT and AIMCO entered into an agreement and plan of merger, dated as of October 1, 1998, pursuant to which IPT merged with AIMCO on February 26, 1999. AIMCO then contributed IPT's interest in Insignia Properties L.P., IPT's operating partnership, to AIMCO's wholly owned subsidiary, AIMCO/IPT, Inc. AIMCO also replaced IPT as the sole general partner of Insignia Properties L.P. As a result, the general partner of your partnership is an indirect wholly owned subsidiary of AIMCO/IPT and the property manager is our indirect wholly owned subsidiary. Together with its affiliates and subsidiaries, AIMCO currently owns, in the aggregate, approximately 44.66% of your partnership's outstanding limited partnership units, along with a 1% general partner interest held by the general partner.

         During our negotiations with Insignia in early 1998, we decided that if the merger with Insignia were consummated, we could also benefit from making offers for limited partnership interests of some of the limited partnerships formerly controlled or managed by Insignia (the "Insignia Partnerships"). Such offers would provide liquidity for the limited partners of the Insignia Partnerships and would provide us with a larger asset and capital base and increased diversification. While some of the Insignia Partnerships are public partnerships and information is publicly available on such partnerships for weighing the benefits of making a tender offer, many of the partnerships are private partnerships and information about such partnerships comes principally from the general partner. Our control of the general partner makes it possible for us to obtain access to such information. Further, such control also means that we control the operations of the partnerships and their properties. Insignia did not propose that we conduct such tender offers; rather, we initiated the offers on our own. As of the date of this offering, AIMCO Properties, L.P. has made offers to many of the Insignia Partnerships, including your partnership. We are making this offer with a view to providing you with liquidity for your investment, but we might not make any more offers and will not be bound to do so.

         ALTERNATIVES CONSIDERED BY YOUR GENERAL PARTNER. Before we commenced this offer, your general partner (which is our subsidiary) considered a number of alternative transactions. The following is a brief discussion of the advantages and disadvantages of the alternatives that could have been pursued by your general partner.

         LIQUIDATION

         One alternative would be for the partnership to sell its assets, distribute the net liquidation proceeds to its partners in accordance with the agreement of limited partnership, and thereafter dissolve. Partners would be at liberty to use the net liquidation proceeds after taxes for investment, business, personal or other purposes, at their option. If your partnership were to sell its assets and liquidate, you would not need to rely upon capitalization of income or other valuation methods to estimate the fair market value of partnership assets. Instead, such assets would be valued through negotiations with prospective purchasers (in many cases unrelated third parties). The term of the partnership will continue until December 31, 2032, unless the partnership is terminated sooner under the provisions of the partnership agreement.

         However, a liquidating sale of your partnership's property would be a taxable event for all limited partners. If the partnership were liquidated, all of the unitholders, including those who wish to defer the taxable sale of their partnership interests, would be forced to participate in the transaction. Although the future operating results of your partnership and future sales prices of the property owned by your partnership are uncertain, the operating performance of our partnership's property may improve in the future, which in turn, may result in higher property values, making a sale of your partnership's properties a more attractive option in the future. Such values are also a function of capitalization rates in the market and the interest rate environment at the time. However, because your general partner and property manager (which are our subsidiaries) receive fees for managing your partnership and its property, a conflict of interest exists between continuing the partnership and receiving such fees, on the one hand, and the liquidation of the partnership and the termination of such fees, on the other. See "The Offer--Section 13. Certain Information Concerning Your Partnership--Investment Objectives and Policies; Sale or Financing of Investments."

         CONTINUATION OF THE PARTNERSHIP WITHOUT THE OFFER

         A second alternative would be for your partnership to continue as a separate legal entity with its own assets and liabilities and continue to be governed by its existing agreement of limited partnership, without our offer. A number of advantages could result from the continued operation of your partnership. Given improving rental market conditions or improved operating performance, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's property at some point in the future a more attractive option than it is currently. The continuation of your partnership will allow you to continue to participate in the net income and any increases in revenue of your partnership and any net proceeds from the sale of the property owned by your partnership. However, no assurance can be given as to future operating results or as to the results of any future attempts to sell the property owned by your partnership.

         The primary disadvantage of continuing the operations of your partnership is that you would be limited in your ability to sell your units. Although you could sell your units to a third party, any such sale would likely be at a discount from your pro rata share of the fair market value of the property owned by your partnership.

         ALTERNATIVE TRANSACTIONS CONSIDERED BY US. Before we decided to make our offer, we considered a number of alternative transactions, including purchasing your partnership's property or merging your partnership with us. However, both of these alternatives would require a vote of all the unitholders. If the transaction were approved, all of the unitholders, including those who wish to continue to participate in the ownership of your partnership's properties, would be forced to participate in the transaction. If the transaction were not approved, all of the unitholders, including those who would like to dispose of their investment in your partnership's property, would be forced to retain their investment. We also considered an offer to exchange units in your partnership for limited partnership interests in AIMCO Properties. However, because of the expense and delay associated with making such an exchange offer, we decided to make an offer for cash only. In addition, our historical experience has been that when we have offered limited partners an opportunity to receive cash or limited partnership interests in AIMCO Properties, the limited partners who tender usually prefer the cash option.

         DETERMINATION OF OFFER PRICE. In establishing the offer price, we principally considered:

         o The per unit liquidation value of your partnership, which we calculated to be $146.00, based on the free cash flow of your partnership for the year ended December 31, 2004, as capitalized using the direct capitalization method and using a capitalization rate of 6.15%.

         o Prices at which the units have recently sold to the extent such information is available to us; and

         o        The absence of a trading market for the units.

         Our determination of the offer price was based on our review and analysis of the foregoing information, the other financial information and the analyses concerning the partnership summarized below, and we considered the actual operating results of the partnership.

         VALUATION OF UNITS. We determined the offer price by estimating the liquidation proceeds that would be payable to limited partners (using a net equity value of units of limited partnership) based on a valuation of your partnership's property. Our starting point in this process is our estimate of a market value for the property free and clear of debt (the "unencumbered value"). To arrive at the unencumbered value, we applied an estimated market capitalization rate to the property's "free cash flow" for the year ended December 31, 2004. We defined "free cash flow" as the property's Net Operating Income (property revenue less operating expenses and real estate taxes) minus estimated capital reserves. A capitalization rate is a percentage (rate of return), applied to property income by purchasers of residential real estate, to determine the present value of income property. The lower the capitalization rate, the higher the value produced, and the higher the capitalization rate, the lower the value produced. We selected a current market capitalization rate of 6.15% based on a variety of factors including: sale prices for comparable assets, the location and condition of the property and recent changes in the property's income and occupancy rate. All these factors are subjective in nature to some degree, and others evaluating the same property might use a different capitalization rate and derive a different property value.

         Although the direct capitalization method is an accepted way of valuing real estate, there are a number of other methods available to value real estate, each of which may result in different valuations of a property. We determined our cash consideration in the following manner. First, we estimated the unencumbered value of the property as described above to obtain its estimated gross property value. We then calculated the value of the equity of your partnership by adding to the aggregate gross property value the value of the non-real estate assets of your partnership and deducting its liabilities and certain other costs, including the estimated prepayment penalty associated with the partnership's mortgage indebtedness secured by the partnership's property, to derive its net equity value. Finally, using this net equity value, we determined the proceeds that would be paid to limited partners in the event of a liquidation of your partnership. Based on the terms of your partnership's agreement of limited partnership, 99% of the estimated liquidation proceeds are assumed to be distributed to limited partners of your partnership. Our offer price represents the per unit liquidation proceeds determined in this manner.


Gross valuation of partnership properties                               $ 10,700,000
Plus: Cash and cash equivalents                                              128,141
Plus: Other partnership assets                                               170,658
Less: Mortgage debt, including accrued interest                           (5,100,659)
Less: Accounts payable and accrued expenses                                  (92,459)
Less: Loans to Partners                                                     (215,527)
Less: Other liabilities                                                     (116,026)
                                                                        ------------
Estimated net valuation of your partnership                             $  5,474,126
Percentage of estimated net valuation allocated to holders of units               99%
                                                                        ------------
Estimated net valuation of units                                        $  5,438,329
       Total number of units                                                  37,273
                                                                        ------------
Estimated valuation per unit                                            $        146
                                                                        ============

         COMPARISON OF OFFER PRICE TO ALTERNATIVE CONSIDERATION. To assist holders of units in evaluating the offer, your general partner, which is our subsidiary, has attempted to compare the offer price against: (a) prices at which the units have sold on the secondary market and (b) estimates of the value of the units on a liquidation basis. The general partner of your partnership is of the opinion that analyzing the alternatives in terms of estimated value, based upon currently available data and, where appropriate, reasonable assumptions made in good faith, establishes a reasonable framework for comparing alternatives. Since the value of the consideration for alternatives to the offer is dependent upon varying market conditions, no assurance can be given that the estimated values reflect the range of possible values.

         The results of these comparative analyses are summarized in the chart below. You should bear in mind that some of the alternative values are based on a variety of assumptions that have been made by us. These assumptions relate to, among other things, the operating results since December 31, 2003, as to income and expenses of the property, other projected amounts and the capitalization rates that may be used by prospective buyers if your partnership assets were to be liquidated.

         In addition, these estimates are based upon certain information available to your general partner, which is our subsidiary, and no assurance can be given that the same conditions analyzed by it in arriving at the estimates of value would exist at the time of the offer. The assumptions used have been determined by the general partner of your partnership or an affiliate in good faith, and, where appropriate, are based upon current and historical information regarding your partnership and current real estate markets, and have been highlighted below to the extent critical to the conclusions of the general partner of your partnership. Actual results may vary from those set forth below based on numerous factors, including interest rate fluctuations, tax law changes, supply and demand for similar apartment properties, the manner in which your partnership's property is sold and changes in availability of capital to finance acquisitions of apartment properties.

         Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2032, unless sooner terminated as provided in the agreement or by law.



                        COMPARISON TABLE                                 PER UNIT
                        ----------------                                 --------
Cash offer price                                                         $146.00
Alternatives
     Prior cash tender offer price                                       $ 69.00
     Highest price on secondary market                                   $ 94.00 (1)
     Estimated liquidation proceeds                                      $146.00

----------

         (1) As reported by The Direct Investments Spectrum and The American Partnership Board since January 1, 2002.

         PRIOR TENDER OFFERS.

         In August 2002, we commenced a tender offer to purchase units of your partnership at a price of $77.00 per unit, which price was determined using the same basic methodology as we are using in this current tender offer. We acquired 2,011 units, representing approximately 5.40% of the outstanding units of your partnership, pursuant to that offer.

         In May 2003, we commenced a tender offer to purchase units of your partnership at a price of $84.00 per unit, which price was determined using the same basic methodology as we are using in this current tender offer. We acquired 2,348 units, representing approximately 6.30% of the outstanding units of your partnership, pursuant to that offer.

         In March 2004, we commenced a tender offer to purchase units of your partnership at a price of $69.00 per unit, which price was determined using the same basic methodology as we are using in this current tender offer. We acquired 829 units, representing approximately 2.22% of the outstanding units of your partnership, pursuant to that offer.

         PRICES ON SECONDARY MARKET. Secondary market sales information is not a reliable measure of value because of the limited amount of any known trades. Except for offers made by us and unaffiliated third parties, privately negotiated sales and sales through intermediaries are the only means which may be available to a limited partner to liquidate an investment in units (other than our offer) because the units are not listed or traded on any exchange or quoted on Nasdaq, on the Electronic Bulletin Board, or in "pink sheets." Secondary sales activity for the units, including privately negotiated sales, has been limited and sporadic.

         Set forth below are the high and low sale prices of units for the periods listed below as reported by The Direct Investments Spectrum (formerly, The Partnership Spectrum), which is an independent, third-party source. The gross sales prices reported by The Direct Investments Spectrum do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported price. The Direct Investments Spectrum represents only one source of secondary sales information, and other services may contain prices for the units that equal or exceed the sales prices reported in The Direct Investments Spectrum. We do not know whether the information compiled by The Direct Investments Spectrum is accurate or complete.


SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE DIRECT INVESTMENTS SPECTRUM


                                                                   High     Low
                                                                   ----     ---
Year Ended December 31, 2004: .................................     N/A      N/A
Year Ended December 31, 2003: .................................     N/A      N/A
Year Ended December 31, 2002: .................................    $ 94     $ 94

         Set forth in the table below are the high and low sales prices of units for the periods listed below, as reported by the American Partnership Board, which is an independent, third-party source. The gross sales prices reported by American Partnership Board do not necessarily reflect the net sales proceeds received by sellers of units, which typically are reduced by commissions and other secondary market transaction costs to amounts less than the reported prices. The American Partnership Board represents one source of secondary sales information, and other services may contain prices for units that equal or exceed the sales prices reported by the American Partnership Board. We do not know whether the information compiled by the American Partnership Board is accurate or complete.


SALES PRICES OF PARTNERSHIP UNITS, AS REPORTED BY THE AMERICAN PARTNERSHIP BOARD

                                                                   High     Low
                                                                   ----     ---
Year Ended December 31, 2004: .................................     N/A     N/A
Year Ended December 31, 2003: .................................     N/A     N/A
Year Ended December 31, 2002: .................................     N/A     N/A

         PRIVATE PURCHASES. We purchased thirty-eight units at a price of $67.00 per unit on June 20, 2002 in a private sale, sixteen units at a price of $77.00 per unit on March 31, 2003 in a private sale, twenty units at a price of $39.18 per unit on January 9, 2004, and one hundred units at a price of $104.00 per unit on October 1, 2004.

         ESTIMATED LIQUIDATION PROCEEDS. Liquidation value is a measure of the price at which the assets of your partnership would sell if disposed of by your partnership in an arms-length transaction to a willing buyer that has access to relevant information regarding the historical revenues and expenses of the business. Your general partner, which is our subsidiary, estimated the liquidation value of the units using the same direct capitalization method and assumptions as we did in valuing the units for the offer price. The liquidation analysis assumes that your partnership's property is sold to an independent third party at the current property value, that other balance sheet assets (excluding amortizing assets) and liabilities of your partnership are sold at their book value, and that the net proceeds of sale are allocated to the unitholders in accordance with your partnership's agreement of limited partnership.

         The liquidation analysis assumes that the assets of your partnership are sold in a single transaction. Should the assets be liquidated over time, even at prices equal to those projected, distributions to limited partners from cash flow from operations might be reduced because your partnership's fixed costs, such as general and administrative expenses, are not proportionately reduced with the liquidation of assets. However, for simplification purposes, the sales of the assets are assumed to occur concurrently. The liquidation analysis assumes that the assets are disposed of in an orderly manner and are not sold in forced or distressed sales in which assets might be sold at substantial discounts to their actual fair market value.

         ALLOCATION OF CONSIDERATION. We have allocated to the unitholders the amount of the estimated net valuation of your partnership based on your partnership's agreement of limited partnership as if your partnership were being liquidated at the present time.

10. POSITION OF THE GENERAL PARTNER OF YOUR PARTNERSHIP WITH RESPECT TO THE
    OFFER.

         The partnership and the general partner of your partnership (which is our subsidiary) have provided the following information for inclusion in this offer to purchase:

         The general partner of your partnership is remaining neutral and makes no recommendation as to whether you should tender or refrain from tendering your units in the offer. The general partner of your partnership makes no recommendation with respect to the offer for the following reasons:

         o Tendering units pursuant to the offer would increase the voting power of AIMCO and its affiliates, including the voting power with respect to the removal of the general partner of your partnership. A decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to the general partner of your partnership for managing your partnership.

         o The offeror is our affiliate and desires to purchase units at a low price, and you desire to sell the units at a high price. As an affiliate of the offeror, the general partner of your partnership has an indirect financial interest in the offer.

         o The offeror has not conditioned the offer on the approval of an independent third party or a majority of the unaffiliated limited partners.

         o The general partner is unable to make a recommendation because each limited partner's circumstances may differ from those of other limited partners. These circumstances, which would impact the desirability of tendering units in the offer, include a limited partner's financial position, his need or desire for liquidity, other financial opportunities available to him, and his tax position and the tax consequences to him of selling his units.

         You must make your own decision whether or not to participate in any offer, based upon a number of factors, including several factors that may be personal to you, such as your financial position, your need or desire for liquidity, your preferences regarding the timing of when you might wish to sell your units, other financial opportunities available to you, and your tax position and the tax consequences to you of selling your units. Without quantifying or otherwise attaching any particular weight to any of the following factors or information, you may want to consider the following:

         o The offer gives you an opportunity to make an individual decision on whether to tender your units or to continue to hold them.

         o    The offer price and the method used to determine the offer price.

         o The offer price is based on an estimated value of your partnership's property that has been determined using a method believed to reflect the valuation by buyers in the market for similar assets.

         o The prices at which the units have recently sold, to the extent such information is available.

         o The trading market for your units may not be a reliable measure of value.

         o An analysis of possible alternative transactions, including a property sale, or a liquidation of the partnership.

         o The financial condition and results of operations of your partnership.

         o The fact that if your partnership were liquidated - as opposed to continuing - the general partner (which is our subsidiary) would not receive the substantial fees it currently receives. As discussed in "Section 9. Background and Reasons for the Offer - Alternatives Considered by Your General Partner," we are of the opinion that liquidation of the partnership is not in the best interests of the unitholders. Therefore, we are of the opinion that the fees paid to the general partner would continue even if the offer was not consummated. We are not proposing to change the current fee arrangements.

         Except for this offer, neither the general partner of your partnership nor its affiliates have any plans or arrangements to tender any units. Except as otherwise provided in "The Offer--Section 12. Future Plans of the Purchaser," the general partner does not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; or any changes in your partnership's present capitalization, indebtedness or distribution policies. For information relating to certain relationships between your partnership and its general partner, on one hand, and AIMCO and its affiliates, on the other and conflicts of interests with respect to the tender offer, see "The Offer--Section 9. Background and Reasons for the Offer" and "The Offer--Section 11. Conflicts of Interest and Transactions with Affiliates." See also "The Offer--Section 9. Background and Reasons for the Offer--Comparison to Alternative Consideration--Prior Tender Offers" for certain information regarding transactions in units of your partnership.

11. CONFLICTS OF INTEREST AND TRANSACTIONS WITH AFFILIATES.

         CONFLICTS OF INTEREST WITH RESPECT TO THE OFFER. The general partner of your partnership is a subsidiary of AIMCO. As our subsidiary, the general partner of your partnership has substantial conflicts of interest with respect to the offer. As a consequence of our ownership of units, we may have incentives to seek to maximize the value of our ownership of units, which in turn may result in a conflict for your general partner in attempting to reconcile our interests with the interests of the other limited partners. The conflicts of interest include the fact that a decision to remove, for any reason, the general partner of your partnership from its current position as a general partner of your partnership would result in a decrease or elimination of the substantial management fees paid to the general partner of your partnership for managing your partnership. Additionally, we desire to purchase units at a low price and you desire to sell units at a high price. Such conflicts of interest in connection with the offer differ from those conflicts of interest that currently exist for your partnership. YOU ARE URGED TO READ THIS OFFER TO

PURCHASE IN ITS ENTIRETY BEFORE DECIDING WHETHER TO TENDER YOUR UNITS. The general partner makes no recommendation as to whether you should tender or refrain from tendering your units.

         CONFLICTS OF INTEREST THAT CURRENTLY EXIST FOR YOUR PARTNERSHIP. We own both the general partner of your partnership and the property manager of your partnership's residential property. An affiliate of the general partner of your partnership charged reimbursement of accountable administrative expenses amounting to approximately $58,000 in the nine months ending September 30, 2004 and $64,000 and $69,000 for the years ended December 31, 2003 and 2002, respectively. Included in these amounts are fees related to construction management services of approximately $9,000 for the nine months ending September 30, 2004 and $1,000 and $9,000 for the years ended December 31, 2003 and 2002, respectively. The construction management service fees are calculated based on a percentage of current additions to investment property. The property manager, which is a subsidiary of the general partner, is entitled to receive five percent of gross receipts from the partnership's residential property for providing property management services. It received management fees of $63,000 for the nine months ended September 30, 2004 and $84,000 and $86,000 for the years ended December 31, 2003 and 2002, respectively. We have no current intention of changing the fee structure for your general partner or the manager of your partnership's residential property.

         COMPETITION AMONG PROPERTIES. Because AIMCO and your partnership both invest in apartment properties, these properties may compete with one another for tenants. Furthermore, you should bear in mind that AIMCO may acquire properties in the general market areas where your partnership's property is located. We are of the opinion that this concentration of properties in a general market areas will facilitate overall operations through collective advertising efforts and other operational efficiencies. In managing AIMCO's properties, we will attempt to reduce conflicts between competing properties by referring prospective customers to the property considered to be most conveniently located for the customer's needs.

         FUTURE OFFERS. Although we have no current plans to conduct future tender offers for your units, our plans may change based on future circumstances, including tender offers made by third parties. Any such future offers that we might make could be for consideration that is more or less than the consideration we are currently offering.

         TRANSACTIONS WITH AFFILIATES. Subsequent to September 30, 2004, the general partner advanced approximately $145,000 to the partnership to pay accounts payable at the property. Interest on such advances is charged at prime plus 2%, or 6.75% at September 30, 2004.

         The partnership insures its property up to certain limits through coverage provided by AIMCO which is generally self-insured for a portion of losses and liabilities related to workers compensation, property casualty and vehicle liability. The partnership insures its property above the AIMCO limits through insurance policies obtained by AIMCO from insurers unaffiliated with the general partner. During the nine months ended September 30, 2004 and the years ended December 31, 2003 and 2002, the partnership was charged by AIMCO and its affiliates approximately $26,000, $27,000 and $32,000, respectively, for insurance coverage and fees associated with policy claims administration.

12. FUTURE PLANS OF THE PURCHASER.

         As described above under "The Offer--Section 9. Background and Reasons for the Offer," your general partner is our subsidiary and we therefore have the ability to control the management of your partnership. In addition, we own the manager of your partnership's residential property. We currently intend that, upon consummation of the offer, we will hold the units acquired and your partnership will continue its business and operations substantially as they are currently being conducted. The offer is not expected to have any effect on partnership operations.

         Although we have no present intention to do so, we may acquire additional units or sell units after completion or termination of the offer. Any acquisition may be made through private purchases, through one or more future tender or exchange offers, by merger, consolidation or by any other means deemed advisable. Any acquisition may be at a price higher or lower than the price to be paid for the units purchased pursuant to this offer, and may be for cash, limited partnership interests in AIMCO Properties or other consideration. We also may consider selling some or all of the units we acquire pursuant to this offer to persons not yet determined, which may include our affiliates. We may also buy your partnership's property, although we have no present intention to do so. There can be no assurance, however, that we will initiate or complete, or will cause your partnership to initiate or complete, any subsequent transaction during any specific time period following the expiration of the offer or at all.

         Except as set forth herein, we do not have any present plans or proposals which relate to or would result in an extraordinary transaction, such as a merger, reorganization or liquidation, involving your partnership; a purchase or sale or transfer of a material amount of your partnership's assets; any changes in composition of your partnership's senior management or personnel or their compensation; any changes in your partnership's present capitalization, indebtedness or distribution policy; or any other material changes in your partnership's structure or business. We or our affiliates may loan funds to your partnership which may be secured by your partnership's property. If any such loans are made, upon default of such loans, we or our affiliates could seek to foreclose on the loan and related mortgage or security interest. However, we expect that, consistent with your general partner's fiduciary obligations, the general partner will seek and review opportunities, including opportunities identified by us, to engage in transactions which could benefit your partnership, such as sales or refinancings of assets or a combination of the partnership with one or more other entities, with the objective of seeking to maximize returns to limited partners. Your partnership's prospectus, pursuant to which units in your partnership were sold, indicated that it was anticipated that the partnership's properties would be sold within three to seven years of their acquisition, provided market conditions permit. The prospectus also indicated that there would be no assurance that the partnership would be able to liquidate and that, unless sooner terminated as provided in the partnership agreement, the existence of the partnership would continue until the year 2032. It is not known when the property owned by your partnership may be sold.

         We have been advised that the possible future transactions the general partner expects to consider on behalf of your partnership include: (i) payment of extraordinary distributions; (ii) refinancing, reducing or increasing existing indebtedness of the partnership; (iii) sales of assets, individually or as part of a complete liquidation; and (iv) mergers or other consolidation transactions involving the partnership. Any such merger or consolidation transaction could involve other limited partnerships in which your general partner or its affiliates serve as general partners, or a combination of the partnership with one or more existing, publicly traded entities (including, possibly, affiliates of AIMCO), in any of which limited partners might receive cash, common stock or other securities or consideration. There is no assurance, however, as to when or whether any of the transactions referred to above might occur. If any such transaction is effected by the partnership and financial benefits accrue to its limited partners, we will participate in those benefits to the extent of our ownership of units. The agreement of limited partnership prohibits limited partners from voting on actions taken by the partnership, unless otherwise specifically permitted by the partnership agreement. Limited partners may vote on a liquidation, and if we acquire a substantial number of units in this offer, we and our affiliates will be able to significantly influence or control the outcome of any such vote. Our primary objective in seeking to acquire the units pursuant to the offer is not, however, to influence the vote on any particular transaction, but rather to generate a profit on the investment represented by those units.

13. CERTAIN INFORMATION CONCERNING YOUR PARTNERSHIP.

         GENERAL. Drexel Burnham Lambert Real Estate Associates II was organized on November 2, 1983, under the laws of the State of New York. Its primary business is real estate ownership and related operations. Your partnership was formed for the purpose of investing in, acquiring improving, holding, maintaining, managing, operating, leasing, selling, disposing of and otherwise dealing with real estate improvements, and to engage in any and all activities related or incidental thereto.

         Your partnership's investment portfolio currently consists of one residential apartment complex: Presidential House Apartments, a 203 unit multifamily community, located in North Miami Beach, Florida.

         The general partner of your partnership is DBL Properties Corporation, which is our wholly owned subsidiary (the "general partner"). A wholly owned subsidiary of AIMCO also serves as manager of the residential property owned by your partnership.

         There are currently 37,273 units outstanding, which are held of record by 999 limited partners. Your partnership's and the general partner's principal executive offices are located at 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237, and our telephone number is (303) 757-8101.

         For additional information about your partnership, please refer to the annual report prepared by your partnership which was sent to you last year, particularly Item 2 of Form 10-KSB, which contains detailed information regarding the properties owned, including mortgages, rental rates and taxes. In addition, your partnership is subject to the information and reporting requirements of the Exchange Act and information about your partnership can be obtained in the same manner as information can be obtained about us, as set forth in "The Offer--Section 8. Information Concerning Us and Certain of Our Affiliates."

         INVESTMENT OBJECTIVES AND POLICIES; SALE OR FINANCING OF INVESTMENTS. Your general partner (which is our subsidiary) regularly evaluates the partnership's property by considering various factors, such as the partnership's financial position and real estate and capital markets conditions. The general partner monitors the property's specific locale and sub-market conditions (including stability of the surrounding neighborhood), evaluating current trends, competition, new construction and economic changes. The general partner oversees the property's operating performance and continuously evaluates the physical improvement requirements. In addition, the financing structure for the property (including any prepayment penalties), tax implications, availability of attractive mortgage financing to a purchaser, and the investment climate are all considered. Any of these factors, and possibly others, could potentially contribute to any decision by the general partner to sell, refinance, upgrade with capital improvements or hold the partnership property. If rental market conditions improve, the level of distributions might increase over time. It is possible that the private resale market for properties could improve over time, making a sale of the partnership's property in a private transaction at some point in the future a more viable option than it is currently. After taking into account the foregoing considerations, your general partner is not currently seeking a sale of your partnership's property primarily because it expects the property's operating performance to improve in the long term. In making this assessment, your general partner noted the occupancy and rental rates at the residential property. In particular, the general partner noted that it spent approximately $244,000 for capital expenditures at the residential property during the nine months ended September 30, 2004. During 2005, the capital improvements budget for the property will be determined on a quarterly basis, primarily based on the immediate maintenance needs of the property to maintain both tenant safety and curb appeal. Your partnership is currently evaluating the capital improvements needs of the property for the first fiscal quarter of 2005. Additional improvements may be considered each quarter and will depend on the physical condition of the property as well as anticipated cash flow generated by the property. Although there can be no assurance as to future performance, however, these expenditures are expected to improve the desirability of the property to tenants. The general partner is of the opinion that a sale of the property at the present time would not adequately reflect the property's future prospects. Another significant factor considered by your general partner is the likely tax consequences of a sale of the property for cash. Such a transaction would likely result in tax liabilities for many limited partners.

         PREFERRED RETURN. Pursuant to your partnership's agreement of limited partnership, limited partners are entitled to an 8% cumulative preferred return on their unrecovered invested capital. As of December 31, 2003, the unpaid preferred return arrearage totaled approximately $9,876,000.

         TERM OF YOUR PARTNERSHIP. Under your partnership's agreement of limited partnership, the term of the partnership will continue until December 31, 2032, unless sooner terminated as provided in the agreement or by law. Limited partners could, as an alternative to tendering their units, take a variety of possible actions, including voting to liquidate the partnership or amending the agreement of limited partnership to authorize limited partners to cause the partnership to merge with another entity or engage in a "roll-up" or similar transaction.

         CAPITAL REPLACEMENTS. Your partnership has an ongoing program of capital improvements, replacements and renovations, including plumbing enhancements, office computers, air conditioning replacements, electrical, fire safety, elevator repair, swimming pool improvements, and appliance and floor covering replacements, and other replacements and renovations in the ordinary course of business. During 2005, the capital improvements budget for the property will be determined on a quarterly basis, primarily based on the immediate maintenance needs of the property to maintain both tenant safety and curb appeal. Your partnership is currently evaluating the capital improvements needs of the property for the first fiscal quarter of 2005. Additional improvements may be considered each quarter and will depend on the physical condition of the property as well as anticipated cash flow generated by the property. All capital improvements and renovation costs, which totaled approximately $244,000 for the nine months ended September 30, 2004, are expected to be paid from operating cash flows, cash reserves, or from short-term or long-term borrowings.

         COMPETITION. There are other residential properties within the market areas of your partnership's properties. The number and quality of competitive properties in such areas could have a material effect on the rental market for the apartments at your partnership's properties and the rents that may be charged for such apartments. While AIMCO is a significant factor in the United States in the apartment industry, competition for apartments is local. According to data published by the National Multi-Housing Council, we are of the opinion that AIMCO is one of the largest owners and managers of multifamily apartment properties in the United States.

         FINANCIAL DATA. The selected financial information of your partnership set forth below for the years ended December 31, 2003, 2002 and 2001 is based on audited financial statements. The information set forth below for the nine months ended September 30, 2004 and 2003 is based on unaudited financial statements. This information should be read in conjunction with such financial statements, including notes thereto, and "Management's Discussion and Analysis of Financial Condition and Results of Operations of Your Partnership" in the Annual Report on Form 10-KSB of your partnership for the year ended December 31, 2003 and on Form 10-QSB of your partnership for the quarter ended September 30, 2004.

                DREXEL BURNHAM LAMBERT REAL ESTATE ASSOCIATES II
                      (IN THOUSANDS, EXCEPT PER UNIT DATA)


                                                     FOR THE YEAR ENDED           FOR THE NINE MONTHS ENDED
                                                        DECEMBER 31,                   SEPTEMBER 30,
Operating Data:                                2003         2002         2001         2004         2003
                                              ------       ------       ------       ------       ------
Total Revenues                                 1,696        1,718        1,724        1,298        1,283
Income from Continuing Operations                258          366          263           51          255
Net income                                       258          366          263           51          255
Income from Continuing Operations per
limited partnership unit                        6.84         9.74         6.98         1.34         6.76
Net income per limited partnership unit         6.84         9.74         6.98         1.34         6.76
Distributions per limited partnership
unit                                           47.49           --         9.12           --        44.13
Ratio of earnings to fixed charges            170.37%      211.14%      178.29%      117.39%      195.33%

Balance Sheet Data:
Cash and Cash Equivalents                        122          295          177          148          325
Real Estate, Net of Accumulated
Depreciation                                   2,019        2,065        2,054        2,143        2,030
Total Assets                                   2,387        2,549        2,425        2,635        2,650
Notes Payable                                  5,239        3,972        4,072        5,113        5,279
General Partners' Capital                         44           41           38           45           44

Limited Partners' Deficit                     (3,099)      (1,584)      (1,947)      (3,049)      (2,977)

Partners' Deficit                             (3,055)      (1,543)      (1,909)      (3,004)      (2,933)

Total Distributions                           (1,770)          --         (340)          --       (1,645)
Book value per limited partnership unit       (83.14)      (42.50)      (52.24)      (81.80)      (79.87)
Net (decrease) increase in cash and cash
equivalents                                     (173)         118         (143)          26           30
Net cash provided by operating activities        509          384          493          262          519

         DESCRIPTION OF PROPERTY. The following shows the location, the date of purchase, the nature of your partnership's ownership interest in and the use of your partnership's property.


                                  Date of             Type of
     Property                     Purchase            Ownership                        Use
     --------                     --------            ---------                        ---
Presidential House                10/22/84          Fee ownership subject to         Apartments
Apartments                                          first mortgage                   203 units

         ACCUMULATED DEPRECIATION SCHEDULE. The following shows the gross carrying value and accumulated depreciation of your partnership's property as of December 31, 2003.

                                       Gross                                                                Federal Tax
                                      Carrying          Accumulated                                             Basis
Property                               Value            Depreciation          Rate           Method         (in thousands)
--------                              --------          ------------          ----           ------         --------------
                                       (Dollars In Thousands)
Presidential House Apartments         $  8,666            $  6,647         5-31.5 years         SL             $  1,988

         SCHEDULE OF MORTGAGES. The following shows certain information regarding the outstanding first mortgage encumbering your partnership's property as of December 31, 2003.


                               Principal                                                                             Principal
                               Balance at                                                                           Balance Due
Property                    December 31, 2003      Interest Rate       Period Amortized        Maturity Date        at Maturity
--------                    -----------------      -------------       ----------------        -------------        -----------
                            (in thousands)
Presidential House
  First mortgage               $  3,864                 7.96%               20 years             7/01/20               $     --
  Second mortgage              $  1,375                 5.55%               17 years             7/01/20               $     --
Total                          $  5,239

         The mortgage notes payable are nonrecourse and are secured by pledge of the partnership's property and by pledge of revenues from the respective rental property. The first and second mortgage notes include a prepayment penalty if repaid prior to maturity. Further, the property may not be sold subject to existing indebtedness.

         AVERAGE RENTAL RATES AND OCCUPANCY. The following shows the average annual rental rates and annual occupancy rates for your partnership's property during the periods indicated.

                                     Average Annual Rental Rate               Average Annual Occupancy
                                     --------------------------               ------------------------
                                              (per unit)
     Property                        2004*       2003         2002          2004*        2003       2002
     --------                     --------     --------     --------        -----        ----       ----
Presidential House Apartments     $  8,774     $  8,672     $  8,585         93%         95%         95%

----------

* Annualized; based on unaudited information available through September 30.

         The real estate industry is highly competitive. The partnership's property is subject to competition from other properties in the area. The general partner believes that the property is adequately insured. The multi-family residential property's lease terms are for one year or less. No residential tenant leases 10% or more of the available rental space. The property is in good physical condition, subject to normal depreciation and deterioration as is typical for assets of this type and age.

         PROPERTY MANAGEMENT. Your partnership's residential property is managed by an entity, which is a wholly owned subsidiary of AIMCO. Pursuant to the management agreement between the property manager and your partnership, the property manager operates your partnership's residential property, establishes rental policies and rates and directs marketing activities. The property manager also is responsible for maintenance, the purchase of equipment and supplies, and the selection and engagement of all vendors, suppliers and independent contractors.

         DISTRIBUTIONS. The following table shows, for each of the years indicated, the distributions paid per unit for such years.


         YEAR ENDED DECEMBER 31,                      AMOUNT
         -----------------------                      ------
                  2001                                $  9.12
                  2002                                $    --
                  2003                                $ 47.49
         2004 (through September 30)                  $    --
                                                      -------
                  Total                               $ 56.61

         BENEFICIAL OWNERSHIP OF INTERESTS IN YOUR PARTNERSHIP. We and our affiliates, AIMCO and AIMCO-GP, Inc., collectively have voting and dispositive power with respect to 16,647, or 44.66%, of the outstanding limited partner units of your partnership, along with an approximate 1% general partnership interest held by the general partner. Except as set forth in this offer to purchase, neither we, nor, to the best of our knowledge, any of our affiliates,
(i) beneficially own or have a right to acquire any units, (ii) has effected any transactions in the units in the past 60 days, or (iii) have any contract, arrangement, understanding or relationship with any other person with respect to any securities of your partnership, including, but not limited to, contracts, arrangements, understandings or relationships concerning transfer or voting thereof, joint ventures, loan or option arrangements, puts or calls, guarantees of loans, guarantees against loss, or the giving or withholding of proxies. See "The Offer - Section 9. Background and Reasons for the Offer - Prior Tender Offers."

         COMPENSATION PAID TO THE GENERAL PARTNER AND ITS AFFILIATES. The following table shows, for each of the years indicated, amounts paid to your partnership's general partner and its affiliates on a historical basis. The general partner is reimbursed for actual direct costs and expenses incurred in connection with the operation of the partnership. The property manager is entitled to receive fees for transactions involving your partnership and its property and is entitled to receive five percent of the gross receipts from the partnership's residential property for providing property management services.


                                   PARTNERSHIP          PROPERTY
                    YEAR        FEES AND EXPENSES   MANAGEMENT FEES
                    ----        -----------------   ---------------
                    2002            $101,000          $ 86,000
                    2003            $ 91,000          $ 84,000
                    2004*           $ 84,000          $ 63,000

----------

* Based on unaudited information available through September 30.

         LEGAL PROCEEDINGS. On August 8, 2003 AIMCO Properties L.P., an affiliate of the general partner, was served with a complaint in the United States District Court, District of Columbia alleging that AIMCO Properties L.P. willfully violated the Fair Labor Standards Act ("FLSA") by failing to pay maintenance workers overtime for all hours worked in excess of forty per week. On March 5, 2004 the plaintiffs filed an amended complaint also naming NHP Management Company, which is also an affiliate of the General Partner. The complaint is styled as a Collective Action under the FLSA and seeks to certify state subclasses in California, Maryland, and the District of Columbia. Specifically, the plaintiffs contend that AIMCO Properties L.P. failed to compensate maintenance workers for time that they were required to be "on-call". Additionally, the complaint alleges AIMCO Properties L.P. failed to comply with the FLSA in compensating maintenance workers for time that they worked in responding to a call while "on-call". The defendants have filed an answer to the amended complaint denying the substantive allegations. Some discovery has taken place and settlement negotiations continue. Although the outcome of any litigation is uncertain, AIMCO Properties, L.P. does not believe that the ultimate outcome will have a material adverse effect on its financial condition or results of operations. Similarly, the general partner does not believe that the ultimate outcome will have a material adverse effect on the Partnership's financial condition or results of operations.

         The Central Regional Office of the SEC is conducting a formal investigation relating to certain matters. Although the staff of the SEC is not limited in the areas that it may investigate, AIMCO believes the areas of investigation include AIMCO's miscalculated monthly net rental income figures in third quarter 2003, forecasted guidance, accounts payable, rent concessions, vendor rebates, capitalization of payroll and certain other costs, and tax credit transactions. AIMCO is cooperating fully. AIMCO is not able to predict when the matter will be resolved. AIMCO does not believe that the ultimate outcome will have a material adverse effect on its consolidated financial condition or results of operations. Similarly, the general partner does not believe that the ultimate outcome will have a material adverse effect on the Partnership's financial condition or results of operations.

         Your partnership may be a party to a variety of legal proceedings related to its ownership of the partnership's properties, arising in the ordinary course of the business, which are not expected to have a material adverse effect on your partnership.

         ENVIRONMENTAL. Various Federal, state and local laws subject property owners or operators to liability for the costs of removal or remediation of certain hazardous substances present on a property. Such laws often impart liability without regard to whether the owner or operator knew of, or was responsible for, the release of the hazardous substances. The presence of, or failure to properly remediate, hazardous substances may adversely affect occupancy at contaminated apartment communities and the partnership's ability to sell or borrow against contaminated properties. In addition to the costs associated with investigation and remediation actions brought by governmental agencies, the presence of hazardous wastes on a property could result in claims by private plaintiffs for personal injury, disease, disability or other infirmities. Various laws also impose liability for the cost of removal or remediation of hazardous or toxic substances at the disposal or treatment facility. Anyone who arranges for the disposal or treatment of hazardous or toxic substances is potentially liable under such laws. These laws often impose liability whether or not the person arranging for the disposal ever owned or operated the disposal facility. In connection with the ownership or operation of properties, the partnership could potentially be liable for environmental liabilities or costs associated with its properties or properties it may acquire in the future.

         The properties are subject to a Consent Agreement entered In the Matter of Apartment Investment and Management Company, Docket No. HQ-2002-0003, before the Environmental Appeals Board, United States Environmental Protection Agency, and Final Order entered thereon on January 15, 2002, which may require, among other things, lead-based paint disclosure to residents of properties and/or certain remedial actions, which may result in costs to the partnership. In addition to the costs associated with investigating and remediating, the presence of lead-based paint on a property could result in claims by private plaintiffs for personal injury, disease, disability or other infirmities. The general partner believes that the properties are required to be covered by adequate insurance provided by reputable companies and with commercially reasonable deductibles and limits and that any costs not covered by insurance are not expected to be material.

         Any remaining costs are not expected to be material. The general partner is of the opinion that the partnership's properties are covered by adequate fire, flood and property insurance provided by reputable companies and with commercially reasonable deductibles and limits.

         ADDITIONAL INFORMATION CONCERNING YOUR PARTNERSHIP. Your partnership files annual, quarterly and special reports, proxy statements and other information with the SEC. You may read and copy any document your partnership files at the SEC's public reference room in Washington, D.C. Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. Your partnership's most recent SEC filings are also available to the public at the SEC's web site at http://www.sec.gov.

         The above discussion relating to environmental matters, capital expenditures at the property, and valuations of the property is forward-looking information developed by the general partner. These expectations incorporated various assumptions including, but not limited to, revenue (including occupancy rates), various operating expenses, general and administrative expenses, depreciation expenses, and working capital levels. While the general partner deemed such expectations to be reasonable and valid at the date made, there is no assurance that the assumed facts will be validated or that the results will actually occur. Any estimate of the future performance of a business, such as your partnership's business, is forward-looking and based on assumptions some of which inevitably will prove to be incorrect.

14. VOTING POWER.

         Decisions with respect to the day-to-day management of your partnership are the responsibility of the general partner. Because the general partner of your partnership is our subsidiary, we control the management of your partnership. Under your partnership's agreement of limited partnership, limited partners holding a majority of the outstanding units must approve certain extraordinary transactions, including most amendments to the partnership agreement and the sale of all or substantially all of your partnership's assets. We and our affiliates own 16,647 units, or 44.66%, of the outstanding units of your partnership. If we acquire a substantial number of additional units pursuant to this offer, we may be in a position to significantly influence or control such votes of the limited partners.

15. SOURCE OF FUNDS.

         We expect that approximately $2,563,881 will be required to purchase all of the limited partnership units that we are seeking in this offer (exclusive of fees and expenses estimated to be $26,700). For more information regarding fees and expenses, see "The Offer--Section 19. Fees and Expenses."

         We have a $450 million revolving credit facility with a syndicate of financial institutions. AIMCO Properties, L.P., AIMCO, and two AIMCO subsidiaries, NHP Management Company and AIMCO/Bethesda Holdings, Inc. are the borrowers. The annual interest rate under the credit facility is based on either LIBOR or a base rate, plus, in either case, an applicable margin. The margin ranges between 1.50% and 2.00% in the case of LIBOR-based loans and between 0% and 0.25% in the case of base rate loans, based upon AIMCO's leverage ratio. The default rate of interest for the loan is equal to the rate described above plus 3%. The credit facility expires on November 2, 2007. The loan agreement relating to this credit facility has been filed with the SEC as Exhibit 10.4 to AIMCO's quarterly report on Form 10-QSB for the fiscal quarter ended September 30, 2004.

         In addition to this offer, we are concurrently making offers to acquire interests in other public and private partnerships. If all such offers were fully subscribed for cash, we would be required to pay approximately $36 million for all such units. If for some reason we did not have such funds available we might extend these offers for a period of time sufficient for us to obtain additional funds, or we could terminate the offers. However, we do not expect all such offers to be fully subscribed. Additionally, we are of the opinion that we will have sufficient cash on hand and available sources of financing to acquire all units tendered pursuant to such offers. As of September 30, 2004, we had $122.5 million of cash on hand and $258.4 million available for borrowing under existing lines of credit. We intend to repay any amounts borrowed to finance the offer out of future working capital.

16. DISSENTERS' RIGHTS.

         Neither the agreement of limited partnership of your partnership nor applicable law provides any right for you to have your units appraised or redeemed in connection with, or as a result of, our offer. In addition, we are not extending appraisal rights in connection with the offer. You have the opportunity to make an individual decision on whether or not to tender your units in the offer.

         No provisions have been made with regard to the offer to allow you or other limited partners to inspect the books and records of your partnership or to obtain counsel or appraisal services at our expense or at the expense of your partnership. However, you have the right under your partnership's agreement of limited partnership to obtain a list of the limited partners.

17. CONDITIONS OF THE OFFER.

         Notwithstanding any other provisions of our offer, we will not be required to accept for payment and pay for any units tendered pursuant to our offer, may postpone the purchase of, and payment for, units tendered, and may terminate or amend our offer if at any time on or after the date of this offer to purchase and at or before the expiration of our offer (including any extension thereof), any of the following shall occur or may be reasonably expected to occur:

         o to the extent that it is beyond our direct or indirect control, any change (or any condition, event or development involving a prospective change) shall have occurred or been threatened in the business, properties, assets, liabilities, indebtedness, capitalization, condition (financial or otherwise), operations, licenses or franchises, management contract, or results of operations or prospects of your partnership or local markets in which your partnership owns property, including any fire, flood, natural disaster, casualty loss, or act of God that, in our reasonable judgment, are or may be materially adverse to your partnership or the value of the units to us, which change would, individually or in the aggregate, result in, or reasonably be expected to result in, an adverse effect on net operating income of your partnership of more than $10,000 per year, or a decrease in value of an asset of your partnership, or the incurrence of a liability with respect to your partnership, in an amount in excess of $100,000 (a "Material Adverse Effect"), or we shall have become aware of any facts relating to your partnership, its indebtedness or its operations which, in our reasonable judgment, has had or may have a Material Adverse Effect, or the ability of the general partners to assert full control over the assets, privileges and immunities of the partnership, including without limitation the ability of the general partners to distribute the cash and cash equivalent to the limited partners; or

         o there shall have occurred (i) any general suspension of trading in, or limitation on prices for, securities on any national securities exchange or the over-the-counter market in the United States, (ii) a decline in the closing price of a share of AIMCO's Class A Common Stock of more than 5.0% measured from the close on the last trading day preceding the date of this offer and the close on the last trading day preceding the expiration of this offer, (iii) any material adverse change in the financial, real estate or money markets or major equity security indices in the United States such that there shall have occurred at least a 25 basis point increase in LIBOR, or at least a 5.0% decrease in the price of the 10-year Treasury Bond or the 30-year Treasury Bond, or at least a 5.0% decrease in the S&P 500 Index or the Morgan Stanley REIT Index, in each case measured between the close on the last trading day preceding the date of this offer and the close on the last trading day preceding the expiration of this offer, (iv) any material adverse change in the commercial mortgage financing markets, (v) a declaration of a banking moratorium or any suspension of payments in respect of banks in the United States (not existing on the date hereof), (vi) a commencement of a war, conflict, armed hostilities or other national or international calamity directly or indirectly involving the United States (not existing on the date hereof), (vii) any limitation (whether or not mandatory) by any governmental authority on, or any other event which, in our reasonable judgment, might affect the extension of credit by banks or other lending institutions, or (viii) in the case of any of the foregoing existing at the time of the commencement of the offer, in our reasonable judgment, a material acceleration or worsening thereof; or

         o there shall have been threatened in writing, instituted or pending any action, proceeding, application or counterclaim by any Federal, state, local or foreign government, governmental authority or governmental agency, or by any other person, before any governmental authority, court or regulatory or administrative agency, authority or tribunal, which (i) challenges or seeks to challenge our purchase of the units, restrains, prohibits or delays the making or consummation of our offer, prohibits the performance of any of the contracts or other arrangements entered into by us (or any affiliates of ours), or seeks to obtain any material amount of damages as a result of the transactions contemplated by our offer, (ii) seeks to make the purchase of, or payment for, some or all of the units pursuant to our offer illegal or results in a delay in our ability to accept for payment or pay for some or all of the units, (iii) seeks to prohibit or limit the ownership or operation by us or any of our affiliates of the entity serving as general partner of your partnership or to remove such entity as general partner of your partnership, or seeks to impose any material limitation on our ability or the ability of any affiliate of ours to conduct your partnership's business or own such assets, (iv) seeks to impose material limitations on our ability to acquire or hold or to exercise full rights of ownership of the units including, but not limited to, the right to vote the units purchased by us on all matters properly presented to the limited partners, or (v) might result, in our reasonable judgment, in a Material Adverse Effect; or

         o there shall be any action taken, or any statute, rule, regulation, order or injunction shall be sought, proposed, enacted, promulgated, entered, enforced or deemed applicable to our offer, your partnership, any general partner of your partnership, us or any affiliate of ours or your partnership, or any other action shall have been taken, proposed or threatened, by any government, governmental authority or court, that, in our reasonable judgment, might, directly or indirectly, result in any of the consequences referred to in clauses (i) through (v) of the immediately preceding paragraph; or

         o your partnership shall have, due to events beyond our direct or indirect control, (i) changed, or authorized a change of, the units or your partnership's capitalization, (ii) issued, distributed, sold or pledged, or authorized, proposed or announced the issuance, distribution, sale or pledge of (A) any equity interests (including, without limitation, units), or securities convertible into any such equity interests or any rights, warrants or options to acquire any such equity interests or convertible securities, or (B) any other securities in respect of, in lieu of, or in substitution for units outstanding on the date hereof, (iii) purchased or otherwise acquired, or proposed or offered to purchase or otherwise acquire, any outstanding units or other securities, (iv) declared or paid any dividend or distribution on any units or issued, authorized, recommended or proposed the issuance of any other distribution in respect of the units, whether payable in cash, securities or other property, (v) authorized, recommended, proposed or announced an agreement, or intention to enter into an agreement, with respect to any merger, consolidation, liquidation or business combination, any acquisition or disposition of a material amount of assets or securities, or any release or relinquishment of any material contract rights, or any comparable event, not in the ordinary course of business, (vi) taken any action to implement such a transaction previously authorized, recommended, proposed or publicly announced, (vii) issued, or announced its intention to issue, any debt securities, or securities convertible into, or rights, warrants or options to acquire, any debt securities, or incurred, or announced its intention to incur, any debt other than in the ordinary course of business and consistent with past practice, (viii) authorized, recommended or proposed, or entered into, any transaction which, in our reasonable judgment, has or could have a Material Adverse Effect on the value of your partnership or an adverse effect on the value of the units in an amount in excess of 10% of the offer price per unit, (ix) proposed, adopted or authorized any amendment of its organizational documents, (x) agreed in writing or otherwise to take any of the foregoing actions or (xi) been notified that any debt of your partnership or any of its subsidiaries secured by any of its or their assets is in default or has been accelerated; or

         o a new tender or exchange offer for any units shall have been commenced or publicly proposed to be made by another person or "group" (as defined in Section 13(d)(3) of the Exchange Act), or the consideration offered in any tender offer or exchange offer for any units so commenced or publicly proposed is increased, or it shall have been publicly disclosed or we shall have otherwise learned that (i) any person or group shall have acquired or proposed or be attempting to acquire beneficial ownership of more than five percent of the units, or shall have been granted any option, warrant or right, conditional or otherwise, to acquire beneficial ownership of more than five percent of the units, other than acquisitions for bona fide arbitrage purposes, or (ii) any person or group shall have entered into a definitive agreement or an agreement in principle or made a proposal with respect to a merger, consolidation or other business combination with or involving your partnership; or

         o the offer to purchase may have an adverse effect on AIMCO's status as a REIT; or

         o there would be 320 or fewer unitholders outstanding as a result of the consummation of the offer.

         The foregoing conditions are for our sole benefit and may be asserted by us regardless of the circumstances giving rise to such conditions or may be waived by us in whole or in part in our reasonable discretion. We will not assert any of the conditions to the offer (other than those relating to necessary governmental approvals) subsequent to the expiration of the offer, and we will not delay payment subsequent to the expiration of the offer other than in anticipation of receiving necessary government approvals. The failure by us at any time to exercise any of the foregoing rights shall not be deemed a waiver of any such right, the waiver of any such right with respect to any particular facts or circumstances shall not be deemed a waiver with respect to any other facts or circumstances and each right shall be deemed a continuing right which may be asserted at any time permitted by the securities laws. If we waive or amend any condition with respect to the tender of any unit, we will waive or amend such condition as to the tenders of all units. We will not waive or amend a material condition to the offer on the expiration date. If we waive or amend any material conditions to our offer, we will notify you and, if necessary, we will extend the offer period so that you will have at least five business days from the date of our notice to withdraw your units. In interpreting these conditions, we shall at all times comply with our obligations under the securities laws, and where a condition is subject to our discretion or judgment, we shall act as a reasonably prudent investor would act. If there is any question as to whether a condition is satisfied or waived, then we will exercise due care to ensure that the unitholders receive prompt notice of the failure of any condition.

18. CERTAIN LEGAL MATTERS.

         GENERAL. Except as set forth in this Section 18, we are not, based on information provided by your general partner (which is our subsidiary), aware of any licenses or regulatory permits that would be material to the business of your partnership, taken as a whole, and that might be adversely affected by our acquisition of units as contemplated herein, or any filings, approvals or other actions by or with any domestic or foreign governmental authority or administrative or regulatory agency that would be required prior to the acquisition of units by us pursuant to the offer, other than the filing of a Tender Offer Statement on Schedule TO with the SEC (which has already been filed) and any required amendments thereto. While there is no present intent to delay the purchase of units tendered pursuant to the offer pending receipt of any such additional approval or the taking of any such action, there can be no assurance that any such additional approval or action, if needed, would be obtained without substantial conditions or that adverse consequences might not result to your partnership or its business, or that certain parts of its business might not have to be disposed of or other substantial conditions complied with in order to obtain such approval or action, any of which could cause us to elect to terminate the offer without purchasing units thereunder. Our obligation to purchase and pay for units is subject to certain conditions, including conditions related to the legal matters discussed in this Section 18.

         ANTITRUST. We are of the opinion that the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended, is not applicable to the acquisition of units contemplated by our offer.

         MARGIN REQUIREMENTS. The units are not "margin securities" under the regulations of the Board of Governors of the Federal Reserve System and, accordingly, those regulations generally are not applicable to our offer.

         STATE LAWS. We are not aware of any jurisdiction in which the making of our offer is not in compliance with applicable law. If we become aware of any jurisdiction in which the making of the offer would not be in compliance with applicable law, we will make a good faith effort to comply with any such law. If, after such good faith effort, we cannot comply with any such law, the offer will not be made to (nor will tenders be accepted from or on behalf of) limited partners residing in such jurisdiction. In those jurisdictions with securities or blue sky laws that require the offer to be made by a licensed broker or dealer, the offer shall be made on behalf of us, if at all, only by one or more registered brokers or dealers licensed under the laws of that jurisdiction.

19. FEES AND EXPENSES.

         You will not pay any partnership transfer fees if you tender your units. Except as set forth herein, we will not pay any fees or commissions to any broker, dealer or other person for soliciting tenders of units pursuant to the offer. We have retained The Altman Group, Inc. to act as Information Agent in connection with our offer. The Information Agent may contact holders of units by mail, e-mail, telephone, telex, telegraph and personal interview and may request brokers, dealers and other nominee limited partners to forward materials relating to the offer to beneficial owners of the units. We will pay the Information Agent reasonable and customary compensation for its services in connection with the offer, plus reimbursement for out-of-pocket expenses, and will indemnify it against certain liabilities and expenses in connection therewith, including liabilities under the Federal securities laws. We will also pay all costs and expenses of printing and mailing the offer and any related legal fees and expenses.

                                   ----------

         NO PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATION ON BEHALF OF US NOT CONTAINED HEREIN, IN THE ACKNOWLEDGMENT AND AGREEMENT OR THE LETTER OF TRANSMITTAL ATTACHED AS ANNEX II AND, IF GIVEN

OR MADE, SUCH INFORMATION OR REPRESENTATION MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED.

         We have filed with the SEC a Tender Offer Statement on Schedule TO, pursuant to Section 14(d)(1) and Rule 14d-3 under the Exchange Act, furnishing certain additional information with respect to our offer, and may file amendments thereto. Your partnership has filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 pursuant to Section 14(d)(4) and Rule 14d-9 under the Exchange Act, furnishing certain additional information about your partnership's and the general partner's position concerning our offer, and your partnership may file amendments thereto. The Schedules TO and 14D-9 and any amendments to either Schedule, including exhibits, may be inspected and copies may be obtained at the same place and in the same manner as described in "The Offer-Section 13. Certain Information concerning your Partnership--Additional Information concerning your Partnership."

         The acknowledgment and agreement and any other required documents should be sent or delivered by each limited partner or such limited partner's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.


                     THE INFORMATION AGENT FOR THE OFFER IS:

                             THE ALTMAN GROUP, INC.

                  By Mail, Overnight Courier or Hand Delivery:
                            1275 Valley Brook Avenue
                           Lyndhurst, New Jersey 07071

                                  By Facsimile:
                                 (201) 460-0050

                          For information please call:
                                 (800) 217-9608

                                     ANNEX I

                             OFFICERS AND DIRECTORS

         The names and positions of the executive officers of Apartment Investment and Management Company ("AIMCO"); AIMCO-GP, Inc. ("AIMCO-GP"); and the general partner of your partnership, are set forth below. The directors of AIMCO are also set forth below. The two directors of AIMCO-GP are Terry Considine and Paul J. McAuliffe. The two directors of the general partner of your partnership are Harry G. Alcock and Martha L. Long. Unless otherwise indicated, the business address of each executive officer and director is 4582 South Ulster Street Parkway, Suite 1100, Denver, Colorado 80237. Each executive officer and director is a citizen of the United States of America.


           NAME                                                   POSITION
           ----                                                   --------
Terry Considine ...................     Chairman of the Board of Directors, Chief Executive Officer
                                        and President of AIMCO and AIMCO-GP

Jeffrey Adler .....................     Executive Vice President - Conventional Property Operations
                                        of AIMCO; Executive Vice President of the General Partner
                                        and AIMCO-GP

Harry G. Alcock ...................     Executive Vice President and Chief Investment Officer of
                                        AIMCO; Executive Vice President and Director of the General
                                        Partner; Executive Vice President of AIMCO-GP

Miles Cortez ......................     Executive Vice President, General Counsel and Secretary of
                                        AIMCO, the General Partner, and AIMCO-GP

Joseph DeTuno .....................     Executive Vice President - Redevelopment of AIMCO; Executive
                                        Vice President of the General Partner and AIMCO-GP

Randall J. Fein ...................     Executive Vice President - University Housing of AIMCO;
                                        Executive Vice President of the General Partner and AIMCO-GP

Patti K. Fielding .................     Executive Vice President - Securities and Debt of AIMCO;
                                        Executive Vice President of the General Partner and AIMCO-GP

Lance J. Graber ...................     Executive Vice President of AIMCO, the General Partner and
                                        AIMCO-GP

Thomas M. Herzog ..................     Executive Vice President and Chief Accounting Officer of
                                        AIMCO; Senior Vice President and Chief Accounting Officer of
                                        the General Partner and AIMCO-GP

Martha L. Long ....................     Senior Vice President of AIMCO and AIMCO-GP; Senior Vice
                                        President and Director of the General Partner

Paul J. McAuliffe .................     Executive Vice President and Chief Financial Officer of
                                        AIMCO and the General Partner; Executive Vice President,
                                        Chief Financial Officer and Director of AIMCO-GP

Ronald D. Monson ..................     Senior Vice President of AIMCO; Executive Vice President of
                                        the General Partner and AIMCO-GP

James G. Purvis ...................     Executive Vice President - Human Resources of AIMCO;
                                        Executive Vice President of the General Partner and AIMCO-GP

                                         Annex II - Page 1

David Robertson ...................     Executive Vice President of AIMCO and AIMCO-GP; President of
                                        the General Partner

James N. Bailey ...................     Director

Richard S. Ellwood ................     Director

J. Landis Martin ..................     Director

Thomas L. Rhodes ..................     Director

Michael A. Stein ..................     Director


                                         Annex II - Page 2



                NAME                                           PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                ----                                           ---------------------------------------------
Terry Considine...........................    Mr. Considine has been Chairman and Chief Executive Officer of AIMCO and
                                              AIMCO-GP since July 1994. Mr. Considine serves as Chairman of the Board of
                                              Directors of American Land Lease, Inc. (formerly Asset Investors
                                              Corporation and Commercial Asset Investors, Inc.), another public real estate investment trust. Mr. Considine has been and remains involved as a principal in a variety of other business activities.

Jeffrey Adler.............................    Mr. Adler was appointed Executive Vice President, Conventional Property
                                              Operations in January 2003. Previously he served as Senior Vice President of Risk Management of AIMCO from January 2002 until November 2002, when he added the responsibility of Senior Vice President, Marketing. Prior to joining AIMCO, Mr. Adler was Vice President, Property/Casualty for
                                              Channelpoint, a software company from 2000 to 2002. From 1990 to 2000 Mr.
                                              Adler held several positions at Progressive Insurance including Colorado
                                              General Manager from 1996 to 2000, Product Manager for Progressive
                                              Insurance Mountain Division from 1992 to 1996, and Director of Corporate
                                              Marketing from 1990 to1992. Mr. Adler received a B.A. from Yale University and a MBA from the Wharton School of the University of Pennsylvania.

Harry G. Alcock...........................    Mr. Alcock served as a Vice President of AIMCO from July 1996 to October
                                              1997, when he was promoted to Senior Vice President - Acquisitions. Mr.
                                              Alcock served as Senior Vice President-Acquisitions until October 1999, when he was promoted to Executive Vice President and Chief Investment
                                              Officer. Mr. Alcock has held responsibility for AIMCO's acquisition and financing activities since July 1994. From June 1992 until July 1994, Mr.
                                              Alcock served as Senior Financial Analyst for PDI and HFC. From 1988 to
                                              1992, Mr. Alcock worked for Larwin Development Corp., a Los Angeles-based real estate developer, with responsibility for raising debt and joint venture equity to fund land acquisition and development. From 1987 to
                                              1988, Mr. Alcock worked for Ford Aerospace Corp. He received his B.S. from
                                              San Jose State University.

Miles Cortez..............................    Mr. Cortez was appointed Executive Vice President, General Counsel and
                                              Secretary in August 2001. Since December 1997, Mr. Cortez has been a founding partner and the senior partner of the law firm of Cortez Macaulay
                                              Bernhardt & Schuetze LLC. From August 1993 to November 1997, Mr. Cortez
                                              was a partner in the law firm of McKenna & Cuneo, LLP. Mr. Cortez was the
                                              President of the Denver Bar Association from 1982-1983; was Chairman of the Ethics Committee of the Colorado Bar Association from 1977-1978, was
                                              President of the Colorado Bar Association from 1996-1997, and was a member of the American Bar Association House of Delegates from 1990-1995. Mr.
                                              Cortez is a Life Fellow of the Colorado Bar Foundation and American Bar
                                              Foundation. Mr. Cortez has been listed in the national publication "The
                                              Best Lawyers in America" for business litigation for the past ten years.



                                                   Annex II - Page 3



                NAME                                           PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                ----                                           ---------------------------------------------
Joseph DeTuno.............................    Mr. DeTuno was appointed Executive Vice President-Redevelopment of AIMCO in February 2001. Mr. DeTuno has been Senior Vice President-Property
                                              Redevelopment of AIMCO since August 1997. Mr. DeTuno was previously
                                              President and founder of JD Associates, his own full service real estate consulting, advisory and project management company that he founded in
                                              1990.

Randall J. Fein...........................    Mr. Fein was appointed Executive Vice President in October 2003. He is responsible for Student Housing. Prior to joining AIMCO, Mr. Fein was president of the general partner of Texas First L.P. and Income Apartment
                                              Investors L.P. Mr. Fein is a 1977 graduate of the University of Texas at
                                              Austin. He also received a J.D. from the University of Texas at Austin in
                                              1980.

Patti K. Fielding.........................    Ms. Fielding was appointed Executive Vice President in February 2003. She is responsible for securities and debt financing and the treasury department. From January 2000 to February 2003, Ms. Fielding served as
                                              Senior Vice President - Securities and Debt. Ms. Fielding joined the
                                              Company in February 1997 and served as Vice President-Tenders, Securities and Debt until January 2002. Prior to joining the Company, Ms. Fielding was a Vice President with Hanover Capital Partners from 1996 to 1997, Vice
                                              Chairman, Senior Vice President and Principal of CapSource Funding Corp
                                              from 1993 to 1995, and Group Vice President with Duff & Phelps Rating Co.
                                              from 1987 to 1993.

Lance Graber..............................    Mr. Graber was appointed Executive Vice President - Acquisitions in
                                              October 1999. His principal business function is acquisitions. Prior to joining AIMCO, Mr. Graber was an Associate from 1991 through 1992 and then a Vice President from 1992 through 1994 at Credit Suisse First Boston engaged in real estate financial advisory services and principal investing. He was a Director there from 1994 to May 1999, during which time he supervised a staff of seven in the making of principal investments in hotel, multi-family and assisted living properties. Mr. Graber received a B.S. and an M.B.A. from the Wharton School of the University of
                                              Pennsylvania.

Thomas M. Herzog..........................    Mr. Herzog was appointed Executive Vice President in December 2004, Senior
                                              Vice President of the General Partner in January 2004, and Chief
                                              Accounting Officer of the General Partner in February 2004 and of AIMCO in
                                              January 2004. Prior to joining AIMCO, Mr. Herzog was at GE Real Estate, serving as Chief Accounting Officer & Global Controller from April 2002 to
                                              January 2004 and as Chief Technical Advisor from March 2000 to April 2002.
                                              Prior to joining GE Real Estate, Mr. Herzog was at Deloitte & Touche LLP
                                              from 1990 until 2000, including a two-year assignment in the real estate national office.



                                                   Annex II - Page 4



                NAME                                           PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                ----                                           ---------------------------------------------
Martha L. Long............................    Ms. Long has been with AIMCO since October 1998 and served in various capacities. From 1998 to 2001, she served as Senior Vice President and
                                              Controller. During 2002 and 2003, she served as Senior Vice president of
                                              Continuous Improvement. Ms. Long has been a Director and Senior Vice
                                              President of the General Partner since May 2004.

Paul J. McAuliffe.........................    Mr. McAuliffe has been Executive Vice President and Chief Financial
                                              Officer of the General Partner since April 2002. Mr. McAuliffe has been
                                              Executive Vice President of AIMCO since February 1999 and was appointed
                                              Chief Financial Officer in October 1999. Prior to joining AIMCO, Mr.
                                              McAuliffe was Senior Managing Director of Secured Capital Corporation and
                                              prior to that time had been a Managing Director of Smith Barney, Inc. from
                                              1993 to 1996, where he was a key member of the underwriting team that led
                                              AIMCO's initial public offering in 1994. Mr. McAuliffe was also a Managing
                                              Director and head of the real estate group at CS First Boston from 1990 to
                                              1993 and he was a Principal in the real estate group at Morgan Stanley &
                                              Co., Inc. from 1983 to 1990. Mr. McAuliffe received a B.A. from Columbia
                                              College and an MBA from University of Virginia, Darden School.

Ronald D. Monson..........................    Mr. Monson was appointed Senior Vice President in December 2004. Beginning in February 2004, Mr. Monson assumed oversight of four of AIMCO's regional operating centers. From February 2001 to February 2004, Mr. Monson served as the head of AIMCO' conventional property operations. Mr. Monson has been with AIMCO since 1997 and was promoted to Divisional Vice President in 1998. Prior to joining AIMCO, Mr. Monson worked for 13 years in operations management positions in the lawn care and landscaping industries, principally with True Green/Chemlawn. Mr. Monson received a
                                              Bachelor of Science from the University of Minnesota and a Masters in
                                              Business Administration from Georgia State University.

Jim Purvis................................    Mr. Purvis was appointed Executive Vice President in February 2003. He is responsible for AIMCO's Human Resources and People Initiatives. Mr. Purvis
                                              has over 20 years of executive strategic human resources experience. Prior to joining AIMCO, he was Vice President, HR at SomaLogic, a privately funded biotechnology company. He was a principal in O3C Global
                                              Organization Solutions, and has held executive human resources and operations management positions in ALCOA (Aluminum Company of America),
                                              Texas Air/ Eastern Airlines, Starwood/Westin Hotels and Resorts, and
                                              Tele-Communications (TCI) Technology, Inc. Mr. Purvis holds a BA in communications and modern languages from the University of Notre Dame.


                                                   Annex II - Page 5



                NAME                                           PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                ----                                           ---------------------------------------------
David Robertson...........................    Mr. Robertson was appointed Executive Vice President - Affordable
                                              Properties in February 2002. He is responsible for affordable property operations, refinancing and other value creation within the Company's affordable portfolio. Prior to joining the Company, Mr. Robertson was a member of the investment-banking group at Smith Barney from 1991 to 1996, where he was responsible for real estate investment banking transactions in the western United States, and was part of the Smith Barney team that managed AIMCO's initial public offering in 1994. Since February 1996, Mr.
                                              Robertson has been Chairman and Chief Executive Officer of Robeks
                                              Corporation, a privately held chain of specialty food stores.

James N. Bailey...........................    Mr. Bailey was appointed a Director of AIMCO in June 2000. In 1973, Mr.
Cambridge Associates, Inc.                    Bailey co-founded Cambridge Associates, Inc., which is an investment
1 Winthrop Square,                            consulting firm for non-profit institutions and wealthy family groups. He
Suite 500                                     is also Co-Founder, Treasurer and Director of The Plymouth Rock Company,
Boston, MA  02110                             Direct Response Corporation and Homeowners' Direct Corporation, each of which is a United States personal lines insurance company. He received his
                                              M.B.A. and J.D. degrees in 1973 from Harvard Business School and Harvard
                                              Law School.

Richard S. Ellwood........................    Mr. Ellwood was appointed a Director of AIMCO in July 1994 and is
12 Auldwood Lane                              currently Chairman of the Audit Committee and a member of the Compensation
Rumson, NJ  07660                             Committee. Mr. Ellwood is the founder and President of R.S. Ellwood & Co.,
                                              Incorporated, a real estate investment banking firm. Prior to forming R.S.
                                              Ellwood & Co., Incorporated in 1987, Mr. Ellwood had 31 years experience on Wall Street as an investment banker, serving as: Managing Director and senior banker at Merrill Lynch Capital Markets from 1984 to 1987; Managing
                                              Director at Warburg Paribas Becker from 1978 to 1984; general partner and then Senior Vice President and a director at White, Weld & Co. from 1968 to 1978; and in various capacities at J.P. Morgan & Co. from 1955 to 1968.
                                              Mr. Ellwood currently serves as a director of Felcor Lodging Trust,
                                              Incorporated and Florida East Coast Industries, Inc.

J. Landis Martin..........................    Mr. Martin was appointed a director of AIMCO in July 1994 and became
199 Broadway                                  Chairman of the Compensation Committee on March 19, 1998. Mr. Martin is a
Suite 4300                                    member of the Audit Committee. Mr. Martin has served as President and
Denver, CO  80202                             Chief Executive Officer of NL Industries, Inc., a manufacturer of titanium dioxide, since 1987. Mr. Martin has served as Chairman of Tremont
                                              Corporation ("Tremont"), a holding company operating though its affiliates
                                              Titanium Metals Corporation ("TIMET") and NL Industries, Inc. ("NL"),
                                              since 1990 and as Chief Executive Officer and a director of Tremont since
                                              1988. Mr. Martin has served as Chairman of TIMET, an integrated producer of titanium, since 1987 and Chief Executive Officer since January 1995.
                                              From 1990 until its acquisition by a predecessor of Halliburton Company
                                              ("Halliburton") in 1994, Mr. Martin served as Chairman of the Board and
                                              Chief Executive Officer of Baroid Corporation, an oilfield services company. In addition to Tremont, NL and TIMET, Mr. Martin is a director of
                                              Halliburton, which is engaged in the petroleum services, hydrocarbon and engineering industries, and Crown Castle International Corporation, a communications company.



                                                   Annex II - Page 6



                NAME                                           PRINCIPAL OCCUPATIONS FOR THE LAST FIVE YEARS
                ----                                           ---------------------------------------------
Thomas L. Rhodes..........................    Mr. Rhodes was appointed a Director of AIMCO in July 1994 and is a member
215 Lexington Avenue                          of the Audit and Compensation Committees. Mr. Rhodes has served as the
4th Floor                                     President and a Director of National Review magazine since November 1992,
New York, NY  10016                           where he has also served as a Director since 1998. From 1976 to 1992, he held various positions at Goldman, Sachs & Co. and was elected a General
                                              Partner in 1986 and served as a General Partner from 1987 until November
                                              1992. He is currently Co-Chairman of the Board, Co-Chief Executive Officer
                                              and a Director of American Land Lease, Inc. He also serves as a Director of Delphi Financial Group and its subsidiaries, Delphi International Ltd.,
                                              Oracle Reinsurance Company and the Lynde and Harry Bradley Foundation.

Michael A. Stein..........................    Mr. Stein was elected a Director of the Company effective October 15, 2004
22021 20th Avenue SE                          and is a member of the Audit, Compensation and Human Resources, and
Bothell, WA  98021                            Nominating and Corporate Governance Committees. Mr. Stein is currently the
                                              Vice President and Chief Financial Officer of ICOS Corporation. Mr. Stein
                                              was previously Executive Vice President and Chief Financial Officer of
                                              Nordstrom Inc., and held a similar position at Marriott International Inc.
                                              Prior to joining Marriott in 1989, he spent 18 years at Arthur Andersen
                                              LLP, where he was a partner and served as head of the Commercial Group within the Washington, D.C. Financial Consulting and Audit Division. Mr.
                                              Stein is a certified public accountant.



                                                   Annex II - Page 7

                                    ANNEX II

                              LETTER OF TRANSMITTAL
               TO TENDER UNITS OF LIMITED PARTNERSHIP INTEREST IN
      DREXEL BURNHAM LAMBERT REAL ESTATE ASSOCIATES II (THE "PARTNERSHIP")
                        PURSUANT TO AN OFFER TO PURCHASE
                   DATED FEBRUARY 16, 2005 (THE "OFFER DATE")
                                       BY
                             AIMCO PROPERTIES, L.P.

--------------------------------------------------------------------------------
                      THE OFFER AND WITHDRAWAL RIGHTS WILL
                       EXPIRE AT MIDNIGHT, NEW YORK TIME,
       ON MARCH 16, 2005, UNLESS EXTENDED (AS EXTENDED FROM TIME TO TIME,
                             THE "EXPIRATION DATE")
--------------------------------------------------------------------------------



TO PARTICIPATE IN THE OFFER, YOU MUST SEND A DULY COMPLETED AND EXECUTED COPY OF THE ENCLOSED ACKNOWLEDGMENT AND AGREEMENT AND ANY OTHER DOCUMENTS REQUIRED BY THIS LETTER OF TRANSMITTAL SO THAT SUCH DOCUMENTS ARE RECEIVED BY THE ALTMAN GROUP, INC., THE INFORMATION AGENT, ON OR PRIOR TO THE EXPIRATION DATE, UNLESS EXTENDED. THE METHOD OF DELIVERY OF THIS LETTER OF TRANSMITTAL AND ALL OTHER REQUIRED DOCUMENTS IS AT YOUR OPTION AND RISK, AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IF DELIVERY IS BY MAIL, REGISTERED MAIL WITH RETURN RECEIPT REQUESTED IS RECOMMENDED. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY. DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT OR ANY OTHER REQUIRED DOCUMENTS TO AN ADDRESS OTHER THAN AS SET FORTH BELOW DOES NOT CONSTITUTE VALID DELIVERY.

                                   ----------

         IF YOU HAVE THE CERTIFICATE ORIGINALLY ISSUED TO REPRESENT YOUR
         INTEREST IN THE PARTNERSHIP, PLEASE SEND IT TO THE INFORMATION
                  AGENT WITH THE ACKNOWLEDGMENT AND AGREEMENT.
                                   ----------

      FOR INFORMATION OR ASSISTANCE IN CONNECTION WITH THE OFFER OR THE COMPLETION OF THE ACKNOWLEDGMENT AND AGREEMENT, PLEASE CONTACT THE INFORMATION AGENT AT (800) 217-9608 (TOLL FREE).


                     The Information Agent for the offer is:

                             THE ALTMAN GROUP, INC.


                    By Mail:                         By Overnight Courier:                    By Hand:

            1275 Valley Brook Avenue                1275 Valley Brook Avenue          1275 Valley Brook Avenue
           Lyndhurst, New Jersey 07071           Lyndhurst, New Jersey 07071         Lyndhurst, New Jersey 07071
                 (800) 217-9608                         (800) 217-9608                     (800) 217-9608

                  By Facsimile:                         By Telephone:

                 (201) 460-0050                     TOLL FREE (800) 217-9608


NOTE: PLEASE READ THE ACCOMPANYING INSTRUCTIONS CAREFULLY. THE INSTRUCTIONS ACCOMPANYING THIS LETTER OF TRANSMITTAL SHOULD BE READ CAREFULLY BEFORE THE ACKNOWLEDGMENT AND AGREEMENT IS COMPLETED.


                               Annex II - Page 1

Ladies and Gentlemen:

         The Signatory (the "Signatory") executing the Acknowledgment and Agreement relating to the captioned offer (the "Acknowledgment and Agreement"), which is enclosed, upon the terms and subject to the conditions set forth in the offer to purchase, hereby and thereby tenders to the Purchaser the units set forth in the box entitled "Description of Units Tendered" on the Acknowledgment and Agreement, including all interests represented by such units (collectively, the "Units"), at the consideration indicated in the offer to purchase as supplemented or amended. Capitalized terms used herein but not otherwise defined herein shall have the meanings ascribed thereto in such Acknowledgment and Agreement.

         SUBJECT TO AND EFFECTIVE UPON ACCEPTANCE FOR CONSIDERATION OF ANY OF THE UNITS TENDERED HEREBY AND THEREBY IN ACCORDANCE WITH THE TERMS OF THE OFFER TO PURCHASE, THE SIGNATORY HEREBY AND THEREBY IRREVOCABLY SELLS, ASSIGNS, TRANSFERS, CONVEYS AND DELIVERS TO, OR UPON THE ORDER OF, THE PURCHASER ALL RIGHT, TITLE AND INTEREST IN AND TO SUCH UNITS TENDERED HEREBY AND THEREBY THAT ARE ACCEPTED FOR PAYMENT PURSUANT TO THE OFFER TO PURCHASE, INCLUDING, WITHOUT LIMITATION, (I) ALL OF THE SIGNATORY'S INTEREST IN THE CAPITAL OF THE PARTNERSHIP, AND THE SIGNATORY'S INTEREST IN ALL PROFITS, LOSSES AND DISTRIBUTIONS OF ANY KIND TO WHICH THE SIGNATORY SHALL AT ANY TIME BE ENTITLED IN RESPECT OF HIS OWNERSHIP OF THE UNITS, INCLUDING, WITHOUT LIMITATION, DISTRIBUTIONS IN THE ORDINARY COURSE, DISTRIBUTIONS FROM SALES OF ASSETS, DISTRIBUTIONS UPON LIQUIDATION, WINDING-UP, OR DISSOLUTION, PAYMENTS IN SETTLEMENT OF EXISTING OR FUTURE LITIGATION, DAMAGES PAID IN CONNECTION WITH ANY EXISTING OR FUTURE LITIGATION AND ALL OTHER DISTRIBUTIONS AND PAYMENTS MADE FROM AND AFTER THE EXPIRATION DATE, IN RESPECT OF THE UNITS TENDERED BY THE SIGNATORY AND ACCEPTED FOR PAYMENT AND THEREBY PURCHASED BY THE PURCHASER; (II) ALL OTHER PAYMENTS, IF ANY, DUE OR TO BECOME DUE TO THE SIGNATORY IN RESPECT OF THE UNITS, UNDER OR ARISING OUT OF THE AGREEMENT AND CERTIFICATE OF LIMITED PARTNERSHIP OF THE PARTNERSHIP (THE "PARTNERSHIP AGREEMENT"), OR ANY AGREEMENT PURSUANT TO WHICH THE UNITS WERE SOLD (THE "PURCHASE AGREEMENT"), WHETHER AS CONTRACTUAL OBLIGATIONS, DAMAGES, INSURANCE PROCEEDS, CONDEMNATION AWARDS OR OTHERWISE;
(III) ALL OF THE SIGNATORY'S CLAIMS, RIGHTS, POWERS, PRIVILEGES, AUTHORITY, OPTIONS, SECURITY INTERESTS, LIENS AND REMEDIES, IF ANY, UNDER OR ARISING OUT OF THE PARTNERSHIP AGREEMENT OR PURCHASE AGREEMENT OR THE SIGNATORY'S OWNERSHIP OF THE UNITS, INCLUDING, WITHOUT LIMITATION, ANY AND ALL VOTING RIGHTS, RIGHTS OF FIRST OFFER, FIRST REFUSAL OR SIMILAR RIGHTS, AND RIGHTS TO BE SUBSTITUTED AS A LIMITED PARTNER OF THE PARTNERSHIP; AND (IV) ALL PAST, PRESENT AND FUTURE CLAIMS, IF ANY, OF THE SIGNATORY WHETHER ON BEHALF OF THE PARTNERSHIP, INDIVIDUALLY OR ON BEHALF OF A PUTATIVE CLASS (INCLUDING WITHOUT LIMITATION ANY CLAIMS AGAINST LIMITED PARTNERS OF THE PARTNERSHIP, THE GENERAL PARTNER(S) AND/OR ANY AFFILIATES THEREOF) UNDER, ARISING OUT OF OR RELATED TO THE PARTNERSHIP AGREEMENT, THE PURCHASE AGREEMENT, THE SIGNATORY'S STATUS AS A LIMITED PARTNER, THE TERMS OR CONDITIONS OF THE OFFER TO PURCHASE, THE MANAGEMENT OF THE PARTNERSHIP, MONIES LOANED OR ADVANCED, SERVICES RENDERED TO THE PARTNERSHIP OR ITS PARTNERS, OR ANY OTHER CLAIMS ARISING OUT OF OR RELATED TO THE SIGNATORY'S OWNERSHIP OF UNITS IN THE PARTNERSHIP.

         NOTWITHSTANDING ANY PROVISION IN THE PARTNERSHIP AGREEMENT OR ANY PURCHASE AGREEMENT TO THE CONTRARY, THE SIGNATORY HEREBY AND THEREBY DIRECTS THE GENERAL PARTNER OF THE PARTNERSHIP TO MAKE ALL DISTRIBUTIONS AFTER THE PURCHASER ACCEPTS THE TENDERED UNITS FOR PAYMENT TO THE PURCHASER OR ITS DESIGNEE. Subject to and effective upon acceptance for payment of any Unit tendered hereby and thereby, the Signatory hereby requests that the Purchaser be admitted to the Partnership as a limited partner under the terms of the Partnership Agreement. Upon request, the Signatory will execute and deliver additional documents deemed by the Information Agent or the Purchaser to be necessary or desirable to complete the assignment, transfer and purchase of Units tendered hereby and thereby and will hold any distributions received from the Partnership after the Expiration Date in trust for the benefit of the Purchaser and, if necessary, will promptly forward to the Purchaser any such distributions immediately upon receipt. The Purchaser reserves the right to transfer or assign, in whole or in part,


                               Annex II - Page 2
from time to time, to one or more of its affiliates, the right to purchase Units tendered pursuant to the offer to purchase, but any such transfer or assignment will not relieve the Purchaser of its obligations under the offer to purchase or prejudice the rights of tendering limited partners to receive payment for Units validly tendered and accepted for payment pursuant to the offer to purchase.

         By executing the enclosed Acknowledgment and Agreement, the Signatory represents that either (i) the Signatory is not a plan subject to Title I of the Employee Retirement Income Security Act of 1974, as amended ("ERISA"), or
Section 4975 of the Internal Revenue Code of 1986, as amended (the "Code"), or an entity deemed to hold "plan assets" within the meaning of 29 C.F.R. Section 2510.3-101 of any such plan, or (ii) the tender and acceptance of Units pursuant to the offer to purchase will not result in a nonexempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code.

         The Signatory recognizes that under certain circumstances set forth in the offer to purchase, the Purchaser may not be required to accept for consideration any or all of the Units tendered hereby. In such event, the Signatory understands that any Acknowledgment and Agreement for Units not accepted for payment may be returned to the Signatory or destroyed by the Purchaser (or its agent). THIS TENDER IS IRREVOCABLE, EXCEPT THAT UNITS TENDERED PURSUANT TO THE OFFER TO PURCHASE MAY BE WITHDRAWN AT ANY TIME PRIOR TO THE EXPIRATION DATE OR ON OR AFTER APRIL 15, 2005 IF UNITS VALIDLY TENDERED HAVE NOT BEEN ACCEPTED FOR PAYMENT.

         THE SIGNATORY HAS BEEN ADVISED THAT THE PURCHASER IS AN AFFILIATE OF THE GENERAL PARTNER OF THE PARTNERSHIP AND THE GENERAL PARTNER DOES NOT MAKE ANY RECOMMENDATION AS TO WHETHER TO TENDER OR REFRAIN FROM TENDERING UNITS IN THE OFFER TO PURCHASE. THE SIGNATORY HAS MADE HIS OR HER OWN DECISION TO TENDER UNITS. THE SIGNATORY ALSO REPRESENTS AND WARRANTS THAT HE OR SHE WAS ADVISED TO CONSULT AN ATTORNEY WITH RESPECT TO HIS OR HER DECISION WHETHER TO TENDER HIS/HER INTEREST(s).

         The Signatory hereby and thereby represents and warrants for the benefit of the Partnership and the Purchaser that the Signatory owns the Units tendered hereby and thereby and has full power and authority and has taken all necessary action to validly tender, sell, assign, transfer, convey and deliver the Units tendered hereby and thereby and that when the same are accepted for payment by the Purchaser, the Purchaser will acquire good, marketable and unencumbered title thereto, free and clear of all liens, restrictions, charges, encumbrances, conditional sales agreements or other obligations relating to the sale or transfer thereof, and such Units will not be subject to any adverse claims and that the transfer and assignment contemplated herein and therein are in compliance with all applicable laws and regulations.

         All authority herein or therein conferred or agreed to be conferred shall survive the death or incapacity of the Signatory, and any obligations of the Signatory shall be binding upon the heirs, personal representatives, trustees in bankruptcy, legal representatives, and successors and assigns of the Signatory.

         The Signatory represents and warrants that, to the extent a certificate evidencing the Units tendered hereby and thereby (the "original certificate") is not delivered by the Signatory together with the Acknowledgment and Agreement,
(i) the Signatory represents and warrants to the Purchaser that the Signatory has not sold, transferred, conveyed, assigned, pledged, deposited or otherwise disposed of any portion of the Units, (ii) the Signatory has caused a diligent search of its records to be taken and has been unable to locate the original certificate, (iii) if the Signatory shall find or recover the original certificate evidencing the Units, the Signatory will immediately and without consideration surrender it to the Purchaser; and (iv) the Signatory shall at all times indemnify, defend, and save harmless the Purchaser and the Partnership, its successors, and its assigns from and against any and all claims, actions, and suits, whether groundless or otherwise, and from and against any and all liabilities, losses, damages, judgments, costs, charges, counsel fees, and other expenses of every nature and character by reason of honoring or refusing to honor the original certificate when presented by or on behalf of a holder in due course of a holder appearing to or believed by the Partnership to be such, or by issuance or delivery of a replacement certificate, or the making of any payment, delivery, or credit in respect of the original certificate without surrender thereof, or in respect of the replacement certificate.




                               Annex II - Page 3

          INSTRUCTIONS FOR COMPLETING THE ACKNOWLEDGMENT AND AGREEMENT

1. REQUIREMENTS OF TENDER. To be effective, a duly completed and signed Acknowledgment and Agreement (or facsimile thereof) and any other required documents must be received by the Information Agent at one of its addresses (or its facsimile number) set forth herein before midnight, New York Time, on the Expiration Date, unless extended. To ensure receipt of the Acknowledgment and Agreement and any other required documents, it is suggested that you use overnight courier delivery or, if the Acknowledgment and Agreement and any other required documents are to be delivered by United States mail, that you use certified or registered mail, return receipt requested.

Our records indicate that you own the number of Units set forth in Box 2 entitled "Description of Units Tendered" on the Acknowledgment and Agreement under the column entitled "Total Number of Units Owned (#)." If you would like to tender only a portion of your Units, please so indicate in the space provided in the box.

THE METHOD OF DELIVERY OF THE ACKNOWLEDGMENT AND AGREEMENT AND ALL OTHER REQUIRED DOCUMENTS IS AT THE OPTION AND RISK OF THE TENDERING LIMITED PARTNER AND DELIVERY WILL BE DEEMED MADE ONLY WHEN ACTUALLY RECEIVED BY THE INFORMATION AGENT. IN ALL CASES, SUFFICIENT TIME SHOULD BE ALLOWED TO ASSURE TIMELY DELIVERY.

2. SIGNATURE REQUIREMENTS.

INDIVIDUAL AND JOINT OWNERS -- After carefully reading the Letter of Transmittal and completing the Acknowledgment and Agreement, to tender Units, limited partners must sign at the "X" in the Signature Box (Box 1) of the Acknowledgment and Agreement. The signature(s) must correspond exactly with the names printed (or corrected) on the front of the Acknowledgment and Agreement. NO SIGNATURE GUARANTEE ON THE ACKNOWLEDGMENT AND AGREEMENT IS REQUIRED IF THE ACKNOWLEDGMENT AND AGREEMENT IS SIGNED BY THE LIMITED PARTNER (OR BENEFICIAL OWNER IN THE CASE OF AN IRA). If any tendered Units are registered in the names of two or more joint owners, all such owners must sign the Acknowledgment and Agreement.

IRAs/ELIGIBLE INSTITUTIONS -- For Units held in an IRA account, the beneficial owner should sign in the Signature Box and no signature guarantee is required. Similarly, no signature guarantee is required if Units are tendered for the account of a bank, broker, dealer, credit union, savings association, or other entity which is a member in good standing of the Securities Agents Medallion Program or a bank, broker, dealer, credit union, savings association, or other entity which is an "eligible guarantor institution" as the term is defined in Rule 17Ad-15 under the Securities Exchange Act of 1934 (each an "Eligible Institution").

TRUSTEES, CORPORATIONS, PARTNERSHIP AND FIDUCIARIES -- Trustees, executors, administrators, guardians, attorneys-in-fact, officers of a corporation, authorized partners of a partnership or other persons acting in a fiduciary or representative capacity must sign at the "X" in the Signature Box and have their signatures guaranteed by an Eligible Institution by completing the signature guarantee set forth in Box 3 in the Acknowledgment and Agreement. If the Acknowledgment and Agreement is signed by trustees, administrators, guardians, attorneys-in-fact, officers of a corporation, authorized partners of a partnership or others acting in a fiduciary or representative capacity, such persons should, in addition to having their signatures guaranteed, indicate their title in the Signature Box and must submit proper evidence satisfactory to the Purchaser of their authority to so act (see Instruction 3 below).

3. DOCUMENTATION REQUIREMENTS. In addition to the information required to be completed on the Acknowledgment and Agreement, additional documentation may be required by the Purchaser under certain circumstances including, but not limited to, those listed below. Questions on documentation should be directed to the Information Agent at its telephone number set forth herein.


DECEASED OWNER (JOINT TENANT)       --       Copy of death certificate.

DECEASED OWNER (OTHERS)             --       Copy of death certificate (see also
                                             Executor/Administrator/Guardian
                                             below).

EXECUTOR/ADMINISTRATOR/GUARDIAN     --       Copy of court appointment documents
                                             for executor or administrator; and
                                             (a) a copy of applicable provisions
                                             of the will (title page,
                                             executor(s)' powers, asset
                                             distribution); or (b) estate
                                             distribution documents.

ATTORNEY-IN-FACT                    --       Current power of attorney.

CORPORATION/PARTNERSHIP             --       Corporate resolution(s) or other
                                             evidence of authority to act.
                                             Partnerships should furnish a copy
                                             of the partnership agreement.

TRUST/PENSION PLANS                 --       Unless the trustee(s) are named in
                                             the registration, a copy of the
                                             cover page of the trust or pension
                                             plan, along with a copy of the
                                             section(s) setting forth names and
                                             powers of trustee(s) and any
                                             amendments to such sections or
                                             appointment of successor
                                             trustee(s).

4. TAX CERTIFICATIONS. The limited partner(s) tendering Units to the Purchaser pursuant to the Offer must furnish the Purchaser with the limited partner(s)' taxpayer identification number ("TIN") and certify as true, under penalties of perjury, the representations in Box 6 and Box 7 of the Acknowledgment and Agreement. By signing the Signature Box, the limited partner(s) certifies that the TIN as printed (or corrected) on Acknowledgment and Agreement in the box entitled "Description of Units Tendered" and the representations made in Box 6 and Box 7 of the Acknowledgment and Agreement are correct. See attached Guidelines for Certification of Taxpayer Identification Number on Substitute Form W-9 for guidance in determining the proper TIN to give the Purchaser.

U.S. PERSONS. A limited partner that is a U.S. citizen or a resident alien individual, a domestic corporation, a domestic partnership, a domestic trust or a domestic estate (collectively, "U.S. Persons"), as those terms are defined in the Code, should follow the instructions below with respect to certifying Box 6 and Box 7 of the Acknowledgment and Agreement.

BOX 6 - SUBSTITUTE FORM W-9.

Part (i), Taxpayer Identification Number -- Tendering limited partners must certify to the Purchaser that the TIN as printed (or corrected) on the Acknowledgment and Agreement in the box entitled "Description of Units Tendered" is correct. If a correct TIN is not provided, penalties may be imposed by the Internal Revenue Service (the "IRS"), in addition to the limited partner being subject to backup withholding.

Part (ii), Backup Withholding -- In order to avoid 28% Federal income tax backup withholding, the tendering limited partner must certify, under penalty of perjury, that such limited partner is not subject to backup withholding. Certain limited partners (including, among others, all corporations and certain exempt non-profit organizations) are not subject to backup withholding. Backup withholding is not an additional tax. If withholding results in an overpayment of taxes, a refund may be obtained from the IRS. When determining the TIN to be furnished, please refer to the following as a guide:

Individual accounts - should reflect owner's TIN.

Joint accounts - should reflect the TIN of the owner whose name appears first.

Trust accounts - should reflect the TIN assigned to the trust.

IRA custodial accounts - should reflect the TIN of the custodian (not necessary to provide).

Custodial accounts for the benefit of minors - should reflect the TIN of the minor.

Corporations, partnership or other business entities - should reflect the TIN assigned to that entity.

By signing the Signature Box, the limited partner(s) certifies that the TIN as printed (or corrected) on the front of the Acknowledgment and Agreement is correct.

BOX 7 - FIRPTA AFFIDAVIT -- Section 1445 of the Code requires that each limited partner transferring interests in a partnership with real estate assets meeting certain criteria certify under penalty of perjury the representations made in Box 7, or be subject to withholding of tax equal to 10% of the consideration for interests purchased. Tax withheld under Section 1445 of the Code is not an additional tax. If withholding results in an overpayment of tax, a refund may be claimed from the IRS.

FOREIGN PERSONS -- In order for a tendering limited partner who is a Foreign Person (i.e., not a U.S. Person, as defined above) to qualify as exempt from 28% backup withholding, such foreign limited partner must submit a statement, signed under penalties of perjury, attesting to that individual's exempt status. Forms for such statements can be obtained from the Information Agent.

5. VALIDITY OF ACKNOWLEDGMENT AND AGREEMENT. All questions as to the validity, form, eligibility (including time of receipt) and acceptance of an Acknowledgment and Agreement and other required documents will be determined by the Purchaser and such determination will be final and binding. The Purchaser's interpretation of the terms and conditions of the Offer (including these Instructions for the Acknowledgment and Agreement) will be final and binding. The Purchaser will have the right to waive any irregularities or conditions as to the manner of tendering. Any irregularities in connection with tenders, unless waived, must be cured within such time as the Purchaser shall determine. The Acknowledgment and Agreement will not be valid until any irregularities have been cured or waived. Neither the Purchaser nor the Information Agent are under any duty to give notification of defects in an Acknowledgment and Agreement and will incur no liability for failure to give such notification.

6. ASSIGNEE STATUS. Assignees must provide documentation to the Information Agent which demonstrates, to the satisfaction of the Purchaser, such person's status as an assignee.

7. TRANSFER TAXES. The amount of any transfer taxes (whether imposed on the registered holder or such person) payable on account of the transfer to such person will be deducted from the consideration unless satisfactory evidence of the payment of such taxes or exemption therefrom is submitted.

8. SPECIAL PAYMENT AND DELIVERY INSTRUCTIONS. If consideration is to be issued in the name of a person other than the person signing the Signature Box of the Acknowledgment and Agreement or if consideration is to be sent to someone other than such signer or to an address other than that set forth on the Acknowledgment and Agreement in the box entitled "Description of Units Tendered," the appropriate boxes on the Acknowledgment and Agreement must be completed.

             GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION

                          NUMBER ON SUBSTITUTE FORM W-9

    GUIDELINES FOR DETERMINING THE PROPER IDENTIFICATION NUMBER TO GIVE THE PAYER - - Social Security numbers have nine digits separated by two hyphens: i.e., 000-00-0000. Employer identification numbers have nine digits separated by only one hyphen: i.e., 00-0000000. The table below will help determine the number to give the payer.

------------------------------------------------------------------------------------------------------------------

    FOR THIS TYPE OF ACCOUNT:                                  GIVE THE TAXPAYER IDENTIFICATION
                                                               NUMBER OF - -
------------------------------------------------------------------------------------------------------------------
     1.   An individual account                                The individual

     2.   Two or more individuals (joint account)              The actual owner of the account or, if combined
                                                               Funds, the first individual on the account

     3.   Husband and wife (joint account)                     The actual owner of the account or, if joint funds,
                                                               Either person

     4.   Custodian account of a minor                         The minor (2)
          (Uniform Gift to Minors Act)

     5.   Adult and minor (joint account)                      The adult or, if the minor is the only contributor,
                                                               the minor (1)

     6.   Account in the name of guardian                      The ward, minor or incompetent person (3)
          or committee for a designated ward,
          minor or incompetent person (3)

     7.   a.  The usual revocable savings trust                The grantor trustee (1)
              account (grantor is also trustee)

          b.  So-called trust account that is not              The actual owner (1)
              a legal or valid trust under state law

     8.   Sole proprietorship account                          The owner (4)

     9.   A valid trust, estate or pension trust               The legal entity (Do not furnish the identifying
                                                               number of the personal representative or trustee
                                                               unless the legal entity itself is not designated in
                                                               the account title.) (5)

     10.  Corporate account                                    The corporation

     11.  Religious, charitable, or educational                The organization
          organization account

     12.  Partnership account held in the name                 The partnership
          of the business

     13.  Association, club, or other tax-exempt               The organization
          organization

     14.  A broker or registered nominee                       The broker or nominee

     15.  Account with the Department of Agriculture           The public entity
          in the name of a public entity (such as
          a State or local government, school
          district, or prison) that receives
          agricultural program payments

(1) List first and circle the name of the person whose number you furnish.

(2) Circle the minor's name and furnish the minor's social security number.

(3) Circle the ward's or incompetent person's name and furnish such person's social security number or employer identification number.

(4) Show your individual name. You may also enter your business name. You may use your social security number or employer identification number.

(5) List first and circle the name of the legal trust, estate, or pension trust.

NOTE: If no name is circled when there is more than one name, the number will be considered to be that of the first name listed.

  GUIDELINES FOR CERTIFICATION OF TAXPAYER IDENTIFICATION NUMBER ON SUBSTITUTE
                                    FORM W-9

    OBTAINING A NUMBER -- If you do not have a taxpayer identification number or you do not know your number, obtain Form SS-5, Application for a Social Security Number Card (for individuals), or Form SS-4, Application for Employer Identification Number (for businesses and all other entities), at the local office of the Social Security Administration or the Internal Revenue Service and apply for a number.

    PAYEES EXEMPT FROM BACKUP WITHHOLDING

    Payees specifically exempted from backup withholding on ALL payments include the following:

    -  A corporation.

    -  A financial institution.

    - An organization exempt from tax under section 501(a) of the Internal Revenue Code of 1986, as amended (the "Code"), or an individual retirement plan.

    -  The United States or any agency or instrumentality thereof.

    - A State, the District of Columbia, a possession of the United States, or any subdivision or instrumentality thereof.

    - A foreign government, a political subdivision of a foreign government, or any agency or instrumentality thereof.

    -  An international organization or any agency or instrumentality thereof.

    - A registered dealer in securities or commodities registered in the U.S. or a possession of the U.S.

    -  A real estate investment trust

    -  A common trust fund operated by a bank under section 584(a) of the Code.

    -  An exempt charitable remainder trust, or a non-exempt trust described in section 4947 (a)(1).

    - An entity registered at all times under the Investment Company Act of 1940.

    -  A foreign central bank of issue.

    - A futures commission merchant registered with the Commodity Futures Trading Commission.

    Payments of dividends and patronage dividends not generally subject to backup withholding include the following:

    - Payments to nonresident aliens subject to withholding under section 1441 of the Code.

    - Payments to Partnerships not engaged in a trade or business in the U.S. and which have at least one nonresident partner.

    - Payments of patronage dividends where the amount received is not paid in money.

    -  Payments made by certain foreign organizations.

    -  Payments made to an appropriate nominee.

    -  Section 404(k) payments made by an ESOP.

    Payments of interest not generally subject to backup withholding include the following:

    - Payments of interest on obligations issued by individuals. NOTE: You may be subject to backup withholding if this interest is $600 or more and is paid in the course of the payer's trade or business and you have not provided your correct taxpayer identification number to the payer.

    - Payments of tax exempt interest (including exempt interest dividends under section 852 of the Code).

    - Payments described in section 6049(b)(5) of the Code to nonresident aliens.

    -  Payments on tax-free covenant bonds under section 1451 of the Code.

    -  Payments made by certain foreign organizations.

    -  Payments of mortgage interest to you.

    -  Payments made to an appropriate nominee.

    Exempt payees described above should file a substitute Form W-9 to avoid possible erroneous backup withholding. FILE THIS FORM WITH THE PAYER. FURNISH YOUR TAXPAYER IDENTIFICATION NUMBER, WRITE "EXEMPT" ON THE FACE OF THE FORM, AND RETURN IT TO THE PAYER. IF THE PAYMENTS ARE INTEREST, DIVIDENDS, OR PATRONAGE DIVIDENDS, ALSO SIGN AND DATE THE FORM. IF YOU ARE A NONRESIDENT ALIEN OR A FOREIGN ENTITY NOT SUBJECT TO BACKUP WITHHOLDING, FILE WITH PAYER A COMPLETED INTERNAL REVENUE FORM W-8 (CERTIFICATE OF FOREIGN STATUS).

    Certain payments other than interest, dividends, and patronage dividends, that are not subject to information reporting are also not subject to backup withholding. For details, see the regulations under sections 6041, 6041A(A), 6045, and 6050A of the Code.

    PRIVACY ACT NOTICE - - Section 6109 of the Code requires most recipients of dividend, interest, or other payments to give correct taxpayer identification numbers to payers who must report the payments to the IRS. The IRS uses the numbers for identification purposes. Payers must be given the numbers whether or not recipients are required to file a tax return. Payers must generally withhold 28% of taxable interest, dividend, and certain other payments to a payee who does not furnish a correct taxpayer identification number to a payer. Certain penalties may also apply.

    PENALTIES

    (1) PENALTY FOR FAILURE TO FURNISH TAXPAYER IDENTIFICATION NUMBER - - If you fail to furnish your correct taxpayer identification number to a payer, you are subject to a penalty of $50 for each such failure unless your failure is due to reasonable cause and not to willful neglect.

    (2) CIVIL PENALTY FOR FALSE INFORMATION WITH RESPECT TO WITHHOLDING - - If you make a false statement with no reasonable basis that results in no imposition of backup withholding, you are subject to a penalty of $500.

    (3) CRIMINAL PENALTY FOR FALSIFYING INFORMATION - - Willfully falsifying certifications or affirmations may subject you to criminal penalties including fines and/or imprisonment.

    FOR ADDITIONAL INFORMATION CONTACT YOUR TAX CONSULTANT OR THE INTERNAL REVENUE SERVICE.


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

         The Acknowledgment and Agreement and any other documents required by the Letter of Transmittal should be sent or delivered by each limited partner or such limited partner's broker, dealer, bank, trust company or other nominee to the Information Agent at one of its addresses set forth below.


                     THE INFORMATION AGENT FOR THE OFFER IS:


                             THE ALTMAN GROUP, INC.





                    By Mail:                              By Overnight Courier:                         By Hand:

            1275 Valley Brook Avenue                    1275 Valley Brook Avenue                1275 Valley Brook Avenue
           Lyndhurst, New Jersey 07071                Lyndhurst, New Jersey 07071              Lyndhurst, New Jersey 07071
                 (800) 217-9608                              (800) 217-9608                          (800) 217-9608

              By Facsimile:                                  By Telephone:

             (201) 460-0050                            TOLL FREE (800) 217-9608

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